UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FARMER BROS. CO.

20333 South Normandie Avenue

Torrance, California 90502

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 8, 2011

TO THE STOCKHOLDERS OF FARMER BROS. CO.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Farmer Bros. Co., a Delaware corporation (the “Company” or “Farmer Bros.”), will be held at the principal executive offices of the Company located at 20333 South Normandie Avenue, Torrance, California 90502, on Thursday, December 8, 2011, at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.	To elect two Class II directors to the Board of Directors of the Company for a three-year term of office expiring at the 2014 Annual Meeting of Stockholders and until their successors are elected and duly qualified.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2012.

3.	To hold an advisory (non-binding) vote on executive compensation (the “say-on-pay vote”).

4.	To hold an advisory (non-binding) vote on the frequency of holding future say-on-pay votes every 1, 2 or 3 years (the “frequency vote”).

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on October 17, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

John M. Anglin

Secretary

Torrance, California

October 28, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 8, 2011

The accompanying Proxy Statement and the Company’s 2011 Annual Report on

Form 10-K are available at: http://proxy.farmerbros.com.

PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER NOMINEE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE. ESOP PARTICIPANTS SHOULD FOLLOW THE INSTRUCTIONS PROVIDED BY THE ESOP TRUSTEE, GREATBANC TRUST COMPANY.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

FARMER BROS. CO.

20333 South Normandie Avenue

Torrance, California 90502

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Farmer Bros. Co., a Delaware corporation (the “Company” or “Farmer Bros.”), for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 8, 2011, at 10:00 a.m., Pacific Standard Time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders, and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this Proxy Statement, the accompanying proxy card and Annual Report to Stockholders (which is not part of the Company’s soliciting materials) on or about November 8, 2011 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the principal executive offices of the Company located at 20333 South Normandie Avenue, Torrance, California 90502. If you plan to attend the Annual Meeting in person, you can obtain directions to the Company’s principal executive offices at http://proxy.farmerbros.com.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the accompanying proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Farmer Bros. common stock (“Common Stock”) in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the principal executive offices of the Company located at 20333 South Normandie Avenue, Torrance, California 90502 for the ten days prior to the Annual Meeting and also at the Annual Meeting.

What Am I Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•

The election of two Class II directors to serve on our Board for a three-year term of office expiring at the 2014 Annual Meeting of Stockholders and until their successors are elected and duly qualified;

•	The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accountants for the fiscal year ending June 30, 2012;

•	An advisory (non-binding) vote on executive compensation (the “say-on-pay vote”); and

•	An advisory vote on the frequency of future say-on-pay votes every 1, 2 or 3 years (the “frequency vote”).

Who Can Vote?

You are entitled to vote if you are a holder of record of Common Stock as of the close of business on October 17, 2011. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on October 17, 2011, 16,185,572 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of securities outstanding.

A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, which is required in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you: (i) are present in person at the Annual Meeting; or (ii) have properly submitted a proxy card by mail. If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank or other nominee submits a proxy covering your shares. Your broker, bank or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank or other nominee on how to vote on such matters. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the stockholders entitled to vote thereat, present in person or represented by proxy.

Voting of Shares

Stockholders of record as of the close of business on October 17, 2011 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. There is no cumulative voting in the election of our directors. You may vote by attending the Annual Meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other nominee. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. Participants in the Farmer Bros. Co. Employee Stock Ownership Plan (the “ESOP”) should follow the instructions provided by the ESOP trustee, GreatBanc Trust Company (the “ESOP Trustee”). If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. If your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your broker, bank or other nominee). All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Voting Instructions by ESOP Participants

The ESOP owns approximately 17.4% of the outstanding Common Stock. Full time employees of Farmer Bros. and its subsidiaries participate in the ESOP. Each ESOP participant has the right to direct the ESOP Trustee on how to vote the shares of Common Stock allocated to his or her account under the ESOP. The ESOP Trustee will vote all of the unallocated ESOP shares (i.e., shares of Common Stock held in the ESOP, but not allocated to any participant’s account) and allocated shares for which no voting directions are timely received by the ESOP Trustee in the same proportion as the voted allocated shares with respect to each item.

Counting of Votes

Tabulation; Broker Non-Votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your bank, broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of EY as our independent registered public accountants. Brokers do not have discretionary authority to vote on the election of directors, the say-on-pay vote or the frequency vote.

Election of Directors. Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board at the Annual Meeting who receive the largest number of properly cast “FOR” votes (among votes properly cast in person or by proxy) will be elected as directors. In director elections, stockholders may either vote “FOR” or withhold voting authority with respect to director nominees. Shares voting “withhold” are counted for purposes of determining a quorum. However, if you withhold authority to vote with respect to the election of either or both of the nominees, your shares will not be voted with respect to those nominees indicated. Therefore, “withhold” votes will not affect the outcome of the election of directors. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes and abstentions will have no effect on the election of directors.

Ratification of Accountants. The ratification of the selection of EY as our independent registered public accountants for the fiscal year ending June 30, 2012 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.

Say-On-Pay Advisory Vote. The approval of the say-on-pay advisory vote requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Frequency Advisory Vote. The approval of the frequency advisory vote requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

If none of the frequency alternatives (one year, two years or three years) receives a majority of the shares present or represented by proxy and entitled to vote on the matter, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Consistent with current rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our proxy holders will have discretionary authority to vote in accordance with the Board’s frequency vote recommendation for proxy cards that are returned with no selection made relating to the frequency vote. Because the frequency vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

If You Receive More Than One Proxy Card

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy as follows:

•

FOR the election of Guenter W. Berger to serve on our Board for a three-year term of office expiring at the 2014 Annual Meeting of Stockholders and until his successor is elected and duly qualified and, assuming she is validly nominated at the Annual Meeting, WITHHOLD for Hamideh Assadi;

•	FOR the ratification of the selection of EY as our independent registered public accountants for the fiscal year ending June 30, 2012;

•	FOR the say-on-pay vote; and

•	FOR holding future say-on-pay votes every ONE YEAR.

In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, other than the notice received by the Company from Richard F. Farmer regarding his intent to nominate two candidates to the Board of Directors at the Annual Meeting as described in this Proxy Statement under the heading “Proposal No. 1—Election of Directors,” no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy or change your vote at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy or change their vote prior to the Annual Meeting by sending to the Company’s Secretary at the Company’s principal executive offices at 20333 South Normandie Avenue, Torrance, California 90502, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee). ESOP participants must contact the ESOP Trustee directly to revoke any prior voting instructions.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting. If our final voting results are not available within four business days after the Annual Meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements

Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this Proxy Statement and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our failure to realize synergies from the integration of recent acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of third parties’ securities and other investment vehicles in which we have invested our assets, as well as other risks described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and other factors described from time to time in our filings with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Under the Company’s Certificate of Incorporation and Amended and Restated By-Laws (“By-Laws”), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Each year only one class of directors is subject to a stockholder vote. Class II consists of two directors whose term of office expires at the Annual Meeting and whose successors will be elected at the Annual Meeting to serve until the 2014 Annual Meeting of Stockholders. Class III consists of two directors, continuing in office until the 2012 Annual Meeting of Stockholders. Class I consists of three directors, continuing in office until the 2013 Annual Meeting of Stockholders.

The authorized number of directors is set forth in the Company’s Certificate of Incorporation and shall consist of not less than five or more than seven members, the exact number of which shall be fixed from time to time by resolution of the Board. The authorized number of directors is currently seven. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by the sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

Based on the recommendation of the Nominating Committee, the Board has nominated Guenter W. Berger for election to the Board as a Class II director. On September 9, 2011, the Company received a notice from Richard F. Farmer (the “Farmer Notice”), stating his intention to nominate Hamideh Assadi and Guenter W. Berger (the “Farmer Nominees”) as nominees for election to the Company’s Board of Directors at the Annual Meeting. Mr. Farmer is the beneficial owner of approximately 38.9% of the Company’s Common Stock and a member of the Farmer Group identified in Schedule 13D/A filed by Carol Farmer Waite, a former director of the Company, with the SEC on September 21, 2006. The Farmer Group is the beneficial owner of approximately 39.6% of the Company’s Common Stock. See “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Certain Beneficial Owners” below. Ms. Waite joined Mr. Farmer in subsequent correspondence to the Company relating to the Farmer Notice. Jeanne Farmer Grossman, a current director of the Company, has not informed the Company regarding her intention to vote for the Farmer Nominees, however, as a member of the Farmer Group, the Company expects she will vote for the Farmer Nominees. The Nominating Committee interviewed potential director nominees, including Ms. Assadi. In light of the Farmer Group’s beneficial ownership of the Company’s Common Stock, the Board of Directors determined that it was in the best interests of the Company’s stockholders to nominate Mr. Berger to the Board of Directors as a continuing director, and to include information relating to Ms. Assadi in this Proxy Statement on the assumption that she will be validly nominated for election as a director by Richard F. Farmer at the Annual Meeting. If elected, she would fill the seat currently held by Thomas A. Maloof. The Board of Directors determined that the foregoing was in the best interests of the Company’s stockholders to avoid a costly and time consuming proxy contest and to allow management to focus on the Company’s business. If Ms. Assadi is elected at the Annual Meeting, the Board intends to appoint her to the Audit Committee. Mr. Maloof will serve out the remainder of his term as a Class II director through the Annual Meeting.

All of the present directors, other than Jeffrey A. Wahba, the Company’s Interim Co-Chief Executive Officer, Treasurer and Chief Financial Officer, were elected to their current terms by the stockholders. Mr. Wahba was appointed by the Board to fill the vacancy created when Roger M. Laverty III, the Company’s former President and Chief Executive Officer, stepped down as a director on June 30, 2011. If someone other than Mr. Wahba is appointed to the position of permanent sole Chief Executive Officer or Mr. Wahba ceases to serve as co-Chief Executive Officer, Mr. Wahba has agreed to resign from the Board of Directors.

There are no family relationships among any directors, nominees for director or executive officers of the Company. None of the continuing directors or nominees is a director of any other publicly-held company. In the case of Hamideh Assadi, the foregoing is based on information provided in the Farmer Notice.

Vote Required

Each share of Common Stock is entitled to one vote for each of the two director nominees and will be given the option of voting “FOR” or withholding authority to vote for each nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them FOR the election of Guenter W. Berger and, assuming she is validly nominated at the Annual Meeting, WITHHOLD for Hamideh Assadi unless the proxies direct otherwise. If any nominee should become unavailable for election prior to the Annual Meeting or if Ms. Assadi is not validly nominated at the Annual Meeting, events that currently are not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Mr. Berger and Ms. Assadi have agreed to serve if elected, and the Board of Directors has no reason to believe that either of them will be unable to serve.

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board at the Annual Meeting who receive the largest number of properly cast “FOR” votes (among votes properly cast in person or by proxy) will be elected as directors. In director elections, stockholders may either vote “FOR” or withhold voting authority with respect to director nominees. Shares voting “withhold” are counted for purposes of determining a quorum. However, if you withhold authority to vote with respect to the election of either or both of the nominees, your shares will not be voted with respect to those nominees indicated. Therefore, “withhold” votes will not affect the outcome of the election of directors. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes and abstentions will have no effect on the election of directors.

Nominees for Election as Directors

Set forth below is biographical information for each nominee for election as a Class II director at the Annual Meeting. The information for Ms. Assadi is derived entirely from the Farmer Notice and included herein on the assumption that she will be validly nominated for election as a director by Richard F. Farmer at the Annual Meeting.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating Committee
Guenter W. Berger	74	1980			X
Hamideh Assadi	66	—

If elected, the Board of Directors intends to appoint Ms. Assadi to the Audit Committee.

Guenter W. Berger currently serves as Chairman of the Board. He retired in December 2007 as Chief Executive Officer of Farmer Bros. after more than 47 years of service with the Company in various capacities. Mr. Berger served as Chief Executive Officer of the Company from 2005 to 2007, President from August 2005 through July 2006, and Interim President and Chief Executive Officer from January 2005 to August 2005. For more than 25 years, from 1980 to 2005, Mr. Berger served as Vice President of Torrance inventory, production, coffee roasting and distribution operations. We believe Mr. Berger’s qualifications to sit on our Board include his longstanding tenure with the Company resulting in a deep understanding of our operations and extensive knowledge of the foodservice industry and the production and distribution processes related to coffee, tea and culinary products.

Hamideh Assadi has been an Associate with Chiurazzi & Associates, Seal Beach, California, since March 2007, where she provides tax and business consulting services for multi-state and multi-national businesses in the retail, distribution, manufacturing, real estate and service sectors, including FASB 109 tax provision calculations, related SEC tax disclosures as well as federal, multi-state and international tax reporting and compliance. Prior to this, Ms. Assadi was an employee of Farmer Bros. from 1983 to 2006, including serving as Tax Manager from 1995 to 2006, Cost Accounting Manager from 1990 to 1995, Assistant to Corporate Secretary from 1985 to 1990, and Production and Inventory Control from 1983 to 1985. Ms. Assadi received her B.S. in Business Administration with an emphasis on Accounting in 1966 from the College of Business—Tehran, Iran, and her Masters of International Law and International Organizations in 1973 from the School of Law—University of Tehran, Iran. As stated in the Farmer Notice, Mr. Farmer believes that Ms. Assadi “is eminently qualified to serve as a member of the FBC Board of Directors in light of, inter alia, her deep knowledge of, and extensive experience as a former employee of, the Company, and her credentials and extensive experience in the fields of taxation and accounting.”

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” GUENTER W. BERGER

AND MAKES NO RECOMMENDATION REGARDING HAMIDEH ASSADI.

Directors Continuing in Office

Set forth below is biographical information for each director continuing in office and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that the individual should serve on the Board at this time.

Name	Age	Director Since	Class	Term Expires	Audit Committee	Compensation Committee	Nominating Committee
Jeanne Farmer Grossman	61	2009	III	2012		X	X
Martin A. Lynch	74	2007	I	2013	X		X
James J. McGarry	58	2007	I	2013		X	Chair
John H. Merrell	67	2001	III	2012	Chair	X	X
Jeffrey A. Wahba	55	2011	I	2013

Jeanne Farmer Grossman is a retired teacher and a homemaker. She is the sister of Carol Farmer Waite, a former director, and the late Roy E. Farmer, who served as Chairman of the Board from 2004 to 2005, Chief Executive Officer from 2003 to 2005, and President from 1993 to 2005, and the daughter of the late Roy F. Farmer, who served as Chairman of the Board from 1951 to 2004 and Chief Executive Officer from 1951 to 2003. Ms. Grossman received her undergraduate degree and teaching credentials from the University of California at Los Angeles. We believe Ms. Grossman’s qualifications to sit on our Board include her extensive knowledge of the Company’s culture and sensitivity for Company core values, extensive training in program creation and development, curriculum development, the development and evaluation of measurable objective protocol and individual/group task evaluation as well as committee work in various areas including fundraising, staffing and outreach.

Martin A. Lynch is currently the President of Claremorris Consulting, a privately-owned consulting company helping privately-held and publicly-held companies in the areas of strategic and financial projects, and has been serving in this capacity since 2002. From 2003 to 2005, Mr. Lynch served as the Executive Vice President and Chief Financial Officer of Diedrich Coffee, Inc., a diversified operator of coffee houses and franchises that was known for its expertise in specialty coffee. From 2001 to 2003, he served as a consultant to Smart & Final, Inc., an operator of non-membership grocery warehouse stores for food and foodservice supplies, on strategic and financial projects. For twelve years, from 1989 to 2001, he served as Executive Vice President and Chief Financial Officer of Smart & Final. From 1984 to 1989, Mr. Lynch was Executive Vice President and Chief Financial Officer of San Francisco-based Duty Free Shoppers Group, Ltd. (retail). He served in a number of key positions with Los Angeles-based Tiger International (transportation and financial services) from 1970 to

1984 including the position of Senior Vice President, Chief Financial Officer from 1976 to 1984. Mr. Lynch’s earlier experience includes merger and acquisition activities at Scot Lad Foods, Inc. (retail grocery) and service as audit manager for Price Waterhouse & Company (accounting) in Chicago. Mr. Lynch received his undergraduate degree from De Paul University and received his Certified Public Accountant designation in Illinois. We believe Mr. Lynch’s qualifications to sit on our Board include his background and experience, particularly in the foodservice business, and understanding of our business and operations.

James J. McGarry has been a partner in the law firm of McGarry & Laufenberg, El Segundo, California, since 1995, and was a partner in other law firms bearing his name since 1984. A licensed attorney since 1980, his experience has been as a litigator and a mediator, specializing in business, tort and contract litigation. Mr. McGarry received his undergraduate degree from Loyola Marymount University and his law degree from Loyola Law School. We believe Mr. McGarry’s qualifications to sit on our Board include his extensive legal and business experience which provide him with an understanding of the Company’s operations.

John H. Merrell is a retired partner of the regional accounting and consulting firm of Hutchinson and Bloodgood LLP, Glendale, California. He was an active Partner in the firm from 1978 to 2008. He served as Managing Partner of the firm from 1988 to 2002. Prior to 1978, Mr. Merrell spent six years with an international public accounting firm both in the audit and tax departments. Mr. Merrell has also served as the Corporate Controller and then Chief Financial Officer of a publicly-held company in the international insurance industry. Mr. Merrell received his undergraduate degree in Accounting from San Jose State University, and is a Certified Public Accountant. We believe Mr. Merrell’s qualifications to sit on our Board include his extensive accounting background and experience, management and leadership skills, and understanding of our business and operations. Based on his experience, the Board has determined that Mr. Merrell is an Audit Committee financial expert.

Jeffrey A. Wahba was appointed to the position of Interim Co-Chief Executive Officer effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer. In this position, Mr. Wahba has oversight responsibility for all financial (including treasury), accounting, legal, compliance, human resources and IT functions of the Company, green coffee purchasing, and the operations of the Company’s Spice Products division. In addition, Mr. Wahba continues to serve as Treasurer and Chief Financial Officer of the Company, a position he has held since June 1, 2010. Prior to joining Farmer Bros., Mr. Wahba was Chief Financial Officer of Nero AG, a consumer software company from 2009 through May 31, 2010. Prior to that, Mr. Wahba was Chief Financial Officer and Secretary of HireRight, Inc., an employment background screening provider, from 2006 to 2008. From 1986 to 2006, Mr. Wahba was Chief Financial Officer of the Henry Group of Companies, a manufacturer of building products and distributor of premium wines. Mr. Wahba’s prior experience includes serving as Chief Financial Officer of Vault Corp., a software security firm, and as Controller of the International Division of Max Factor and Co., a cosmetics manufacturer. Mr. Wahba holds a B.S. in Industrial Engineering and an M.S. in Engineering Management and Industrial Engineering from Stanford University, and an M.B.A. from the University of Southern California. We believe Mr. Wahba’s qualifications to sit on our Board include his knowledge of the Company’s operations and the markets and industries in which we compete, his financial experience and expertise, and his ability to provide a critical link between management and the Board of Directors thereby enabling the Board to provide its oversight function with the benefit of management’s perspective of the business.

PROPOSAL NO. 2

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“EY”) as the independent registered public accountants for the Company and its subsidiaries for the fiscal year ending June 30, 2012, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. EY served as the Company’s independent registered public accountants in fiscal 2011. A representative of EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of EY as the Company’s independent registered public accountants is not required by the By-Laws or otherwise. However, the Board is submitting the selection of EY to stockholders for ratification because the Company believes it is a matter of good corporate practice. If the Company’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of EY.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 17, 2011, by all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock as of such date, except as noted in the footnotes below:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Farmer Group	6,405,114 shares	(4)	39.6%
Employee Stock Ownership Plan	2,817,296 shares	(5)	17.4%
Franklin Mutual Advisers, LLC	1,963,669 shares	(6)	12.1%

(1)	The address for Franklin Mutual Advisers, LLC (“Franklin”) is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address for all other beneficial owners is c/o Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502.

(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Information in this table regarding beneficial owners of more than five percent (5%) of the Common Stock is based on information provided by them or obtained from filings under the Exchange Act. Unless otherwise indicated in the footnotes, each of the beneficial owners of more than five percent (5%) of the Common Stock has sole voting and/or investment power with respect to such shares.

(3)	The “Percent of Class” reported in this column has been calculated based upon the number of shares of Common Stock outstanding as of October 17, 2011 and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(4)	Pursuant to a Schedule 13D/A filed on September 21, 2006, for purposes of Section 13 of the Exchange Act, Carol Farmer Waite, Richard F. Farmer, Jeanne Farmer Grossman, Trust A created under the Roy E. Farmer Trust dated October 11, 1957 (“Trust A”) and Farmer Equities, LP, a California limited partnership (“Farmer Equities”), comprise a group (the “Farmer Group”). The Farmer Group is deemed to be the beneficial owner of all shares beneficially owned by its members with shared power to vote and dispose of such shares. Each member of the Farmer Group is the beneficial owner of the following shares (in accordance with the beneficial ownership regulations, in certain cases the same shares of Common Stock are shown as beneficially owned by more than one individual or entity):

Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of Class	Shares Disclaimed	Sole Voting and Investment Power	Shared Voting and Investment Power
Carol Farmer Waite	6,320,938 shares	39.1%	14,474 shares	22,720 shares	6,312,692 shares
Richard F. Farmer	6,294,419 shares	38.9%	39,891 shares	21,820 shares	6,312,490 shares
Jeanne Farmer Grossman	4,135,344 shares	25.5%	6,030 shares	13,942 shares	4,127,432 shares
Trust A	1,463,640 shares	9.0%	—	1,463,640 shares	—
Farmer Equities	2,617,530 shares	16.2%	—	2,617,530 shares	—

(5)

Includes 1,720,160 allocated shares and 1,097,136 shares as yet unallocated to plan participants as of October 17, 2011. The ESOP Trustee votes the shares held by the ESOP that are allocated to participant accounts as directed by the participants or beneficiaries of the ESOP. Under the terms of the ESOP, the ESOP Trustee will vote all of the unallocated ESOP shares (i.e., shares of Common Stock held in the ESOP, but not allocated to any participant’s account) and allocated shares for which no voting directions are timely received by the ESOP Trustee in the same proportion as the voted allocated shares with respect to each item. The present members of the ESOP Administrative Committee are Jeffrey A. Wahba, Hortensia R. Gómez, Larry B. Garrett and Andrea Osterkorn. Each member of the ESOP Administrative Committee disclaims beneficial ownership of the securities held by the ESOP except for those, if any, that have been allocated to the member as a participant in the ESOP.

(6)	The amount shown was provided by Franklin pursuant to a Schedule 13F/A filed by Franklin Resources, Inc. with the SEC on September 8, 2011. Franklin is reported to have sole voting and investment power over 1,963,669 shares beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin. Franklin reports that it has sole voting and dispositive power over all of these shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 17, 2011, by: (i) each director and nominee; (ii) all individuals serving as the Company’s Chief Executive Officer or acting in a similar capacity during fiscal 2011 (all references to “Chief Executive Officer” used in this Proxy Statement include all individuals acting in a similar capacity during fiscal 2011, namely Jeffrey A. Wahba and Patrick G. Criteser, the Company’s current Interim Co-Chief Executive Officers, unless the context otherwise requires); (iii) all individuals serving as the Company’s Chief Financial Officer or acting in a similar capacity during fiscal 2011; (iv) the Company’s three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal 2011; (v) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2011 (collectively, the “Named Executive Officers”); and (vi) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class
Non-Employee Directors and Nominees
Guenter W. Berger	19,776	(3)	*
Jeanne Farmer Grossman	4,135,344	(4)	25.5%
Martin A. Lynch	9,092	(5)	*
Thomas A. Maloof	9,888	(6)	*
James J. McGarry	4,135		*
John H. Merrell	9,592	(7)	*
Hamideh Assadi	—	(8)	—

Named Executive Officers
Jeffrey A. Wahba	36,862	(9)	*
Patrick G. Criteser	53,100	(10)	*
Roger M. Laverty III	20,713	(11)	*
Mark A. Harding	26,626	(12)	*
Hortensia R. Gómez	14,783	(13)	*
Larry B. Garrett	9,046	(14)	*
Drew H. Webb	—		—

All directors and executive officers as a group (14 individuals)	4,356,049		26.9%

*	Less than 1%

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Information in this table is based on the

Company’s records and information provided by directors, nominees, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, nominees and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)	Includes (i) shares of restricted stock which have not yet vested as of October 17, 2011, awarded under the Farmer Bros. Co. 2007 Omnibus Plan (the “Omnibus Plan”) over which the individuals shown have voting power but no investment power, and (ii) shares which the individuals shown have the right to acquire upon the exercise of vested options as of October 17, 2011 or within 60 days thereafter as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

Name	Vested Options (#)	Right to Acquire Under Vested Options Within 60 Days (#)	Restricted Stock (#)
Non-Employee Directors and Nominees
Guenter W. Berger	—	—	4,135
Jeanne Farmer Grossman	—	—	3,668
Martin A. Lynch	—	—	4,135
Thomas A. Maloof(a)	—	—	1,931
James J. McGarry	—	—	4,135
John H. Merrell	—	—	4,135
Hamideh Assadi	—	—	—

Named Executive Officers
Jeffrey A. Wahba	7,333	6,667	7,500
Patrick G. Criteser	16,546	10,592	16,246
Roger M. Laverty III(b)	90,942	—	—
Mark A. Harding	8,179	8,225	4,763
Hortensia R. Gómez	6,156	3,312	1,832
Larry B. Garrett	—	4,046	3,000
Drew H. Webb(c)	—	—	—

Other Executive Officers	—	—	4,135

(a)	Excludes 2,204 shares of restricted stock which are expected to be forfeited upon Mr. Maloof’s ceasing to serve on the Board of Directors beyond the Annual Meeting.

(b)	Excludes 28,944 shares of restricted stock and 134,714 shares subject to unvested stock options previously granted to Mr. Laverty which were forfeited upon Mr. Laverty’s retirement from the Company on June 30, 2010, and 90,942 shares subject to vested stock options which were not exercised within the terms of the award and cancelled.

(c)	Excludes 6,458 shares of restricted stock and 31,542 shares subject to unvested stock options previously granted to Mr. Webb and 1,471 unvested ESOP shares which were forfeited upon Mr. Webb’s separation from the Company on September 17, 2010, and 9,000 shares subject to vested options which were not exercised within the terms of the award and cancelled.

(3)	Includes 2,957 shares owned outright, 6,060 shares held in trust with voting and investment power shared by Mr. Berger and his wife, and 6,624 shares previously allocated to Mr. Berger under the ESOP which have been distributed to Mr. Berger and are now owned outright.

(4)

Includes shares held in Farmer Equities and various family trusts of which Ms. Grossman (or a trust of which she is the sole trustee) is a general partner or the sole trustee, co-trustee, beneficiary and/or settlor. Ms. Grossman is the beneficial owner of: (i) 9,550 shares of Common Stock as a successor trustee of a family trust for the benefit of her daughter over which she has sole voting and dispositive power; (ii) 2,617,530 shares of Common Stock as sole trustee of the Jeanne F. Grossman Trust, dated August 22, 1997, which is a general partner of Farmer Equities, and over which she has shared voting and dispositive power with trusts for the benefit of Carol Farmer Waite and Richard F. Farmer; (iii) 1,509,902 shares of Common Stock as successor co-trustee of various family trusts, for the benefit of herself and family members, and over which she has shared voting and dispositive power with Carol Farmer Waite and/or Richard F. Farmer; (iv) 724 shares owned outright; and (v) 3,668 shares of restricted stock. Ms. Grossman disclaims beneficial ownership of 6,030 shares held in a trust for the benefit of her nephew. Total beneficial ownership of the Farmer Group, which includes Ms. Grossman, is 6,405,114, as shown in the table above under the heading “Security Ownership of Certain Beneficial Owners.”

(5)	Includes 2,957 shares owned outright and 2,000 shares held in a revocable living trust with voting and investment power shared by Mr. Lynch and his wife.

(6)	Includes 2,957 shares owned outright and 5,000 shares beneficially owned by Mr. Maloof through an IRA.

(7)	Includes 2,957 shares owned outright and 2,500 shares held in a revocable living trust with voting and investment power shared by Mr. Merrell and his wife.

(8)	The information for Ms. Assadi is derived entirely from the Farmer Notice and included herein on the assumption that she will be validly nominated for election as a director by Richard F. Farmer at the Annual Meeting.

(9)	Includes 15,000 shares owned outright and 362 shares beneficially owned by Mr. Wahba through the ESOP, rounded to the nearest whole share.

(10)	Includes 7,000 shares owned outright and 2,716 shares beneficially owned by Mr. Criteser through the ESOP, rounded to the nearest whole share.

(11)	Includes 11,000 shares held in a trust with voting and investment power shared by Mr. Laverty and his wife, 6,600 shares owned outright and 3,113 shares beneficially owned by Mr. Laverty through the ESOP, rounded to the nearest whole share.

(12)	Includes 3,588 shares owned outright and 1,871 shares beneficially owned by Mr. Harding through the ESOP, rounded to the nearest whole share.

(13)	Includes 129 shares held in a trust over which Ms. Gómez has sole voting and investment power, 300 shares owned outright and 3,054 shares beneficially owned by Ms. Gómez through the ESOP, rounded to the nearest whole share.

(14)	Includes 2,000 shares owned outright.

CORPORATE GOVERNANCE

Director Independence

At least annually and in connection with any individuals being nominated to serve on the Board, the Board reviews the independence of each non-employee director or nominee and affirmatively determines whether each director or nominee qualifies as independent. The Board believes that stockholder interests are best served by having a number of objective, independent representatives on the Board. For this purpose, a director or nominee will be considered to be “independent” only if the Board affirmatively determines that the director or nominee has no relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making its independence determinations, the Board reviewed transactions and relationships between each director and nominee, or any member of his or her immediate family, and us or our subsidiaries based on information provided by the director or nominee, our records and publicly available information. The Board made the following independence determinations (the relationships and transactions reviewed by the Board in making such determinations are set forth in the footnotes below):

Director or Nominee	Status
Guenter W. Berger	Independent(1)
Jeanne Farmer Grossman	Independent(2)
Roger M. Laverty III	Not Independent(3)
Martin A. Lynch	Independent(4)
Thomas A. Maloof	Independent
James J. McGarry	Independent(5)
John H. Merrell	Independent(4)
Jeffrey A. Wahba	Not Independent(6)
Hamideh Assadi	Independent(7)

(1)	Mr. Berger is the Chairman of the Board and former Chief Executive Officer of the Company. Mr. Berger is entitled to certain retiree benefits generally available to Company retirees and the payment of life insurance premiums on his behalf by the Company as disclosed below under the heading “Director Compensation—Director Compensation Table.” The Board considered these relationships and determined that such relationships do not interfere with Mr. Berger’s exercise of independent judgment in carrying out his responsibilities as a director.

(2)	Ms. Grossman is the sister of Carol Farmer Waite, a former director, and the sister of the late Roy E. Farmer and daughter of the late Roy F. Farmer, both of whom were executive officers of the Company more than three years ago. The Board considered these relationships and determined that such relationships do not interfere with Ms. Grossman’s exercise of independent judgment in carrying out her responsibilities as a director.

(3)	Mr. Laverty served as a director through June 30, 2011. He served as the Company’s President and Chief Executive Officer from July 24, 2006 through April 19, 2011. Mr. Laverty’s daughter is Producer Relationship Coordinator, a non-executive officer employee of Coffee Bean International, Inc. (“CBI”), a subsidiary of the Company. Her fiscal 2011 compensation was less than the threshold amount that would require disclosure as a related person transaction.

(4)	Messrs. Lynch and Merrell served on the ESOP Administrative Committee through December 9, 2010. The Board considered such membership and determined that such relationship does not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

(5)	Mr. McGarry is a partner in the law firm of McGarry & Laufenberg. During the last three fiscal years, McGarry & Laufenberg billed legal fees and costs to the Company and/or Liberty Mutual Insurance Company, one of the Company’s insurance carriers, in connection with various matters relating to the Company. The foregoing amounts did not exceed the greater of five percent (5%) of McGarry & Laufenberg’s gross revenues or $200,000 during the applicable fiscal year. The Board considered these relationships and transactions and determined that such relationships and transactions do not interfere with Mr. McGarry’s exercise of independent judgment in carrying out his responsibilities as a director.

(6)	Mr. Wahba is the Company’s Interim Co-Chief Executive Officer, Treasurer and Chief Financial Officer.

(7)	Based in part on information provided in the Farmer Notice.

Board Meetings and Attendance

The Board held eleven meetings during fiscal 2011, including four regularly scheduled and seven special meetings. During fiscal 2011, each director attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which he or she served as a director) and committees of the Board on which he or she served (during the periods that he or she served). The independent members of the Board generally meet in executive session following each regularly scheduled Board meeting. Although it is customary for all Board members to attend, the Company has no formal policy in place with regard to Board members’ attendance at the Company’s annual meeting of stockholders. All directors who were then serving were present at the 2010 Annual Meeting of Stockholders held on December 9, 2010.

Charters; Code of Conduct and Ethics

The Board maintains charters for the Audit Committee, Compensation Committee and Nominating Committee. In addition, the Board has adopted a written Code of Conduct and Ethics for all employees, officers and directors. Current committee charters and the Code of Conduct and Ethics are available on the Company’s website at www.farmerbros.com. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Board Committees

The Board maintains the following committees to assist it in discharging its oversight responsibilities:

Audit Committee

The Audit Committee is a standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s principal purposes are to oversee on behalf of the Board the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Committee’s responsibilities include assisting the Board in overseeing: (i) the integrity of the Company’s financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s independent auditor; (iv) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters; (v) the Company’s system of disclosure controls and procedures and internal control over financial reporting that management has established; and (vi) the Company’s framework and guidelines with respect to risk assessment and risk management. The Audit Committee is directly and solely responsible for the appointment, dismissal, compensation, retention and oversight of the work of any independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

During fiscal 2011, the Audit Committee met five times. John H. Merrell serves as Chairman, and Martin A. Lynch and Thomas A. Maloof currently serve as members of the Audit Committee. All members of the Audit Committee meet the Nasdaq composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under the Nasdaq listing standards and the rules of the SEC regarding audit committee membership. The Board has determined that at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. That person is John H. Merrell, the Audit Committee Chairman. Mr. Maloof intends to serve as a member of the Audit Committee through the end of his term as a director at the Annual Meeting. If Hamideh Assadi is elected at the Annual Meeting, the Board intends to appoint her to the Audit Committee.

Compensation Committee

Overview

The Compensation Committee is a standing committee of the Board. The Compensation Committee’s principal purposes are to discharge the Board’s responsibilities related to compensation of the Company’s executive officers and administer the Company’s incentive and equity compensation plans. The Compensation Committee also is responsible for evaluating and making recommendations to the Board regarding director compensation. In addition, the Compensation Committee is responsible for conducting an annual risk evaluation of the Company’s compensation practices, policies and programs.

During fiscal 2011, the Compensation Committee met six times. Thomas A. Maloof serves as Chairman, and Jeanne Farmer Grossman, James J. McGarry and John H. Merrell currently serve as members of the Compensation Committee. The Board has determined that all Compensation Committee members are independent under the Nasdaq listing standards and the requirements of the SEC. Mr. Maloof intends to serve as a member and Chairman of the Compensation Committee through the end of his term as a director at the Annual Meeting.

Executive Compensation

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers are as follows:

•

In making determinations regarding executive officer compensation, the Compensation Committee considers competitive market data among several other factors such as Company performance and financial condition, individual executive performance, tenure, the importance of the role at the Company and pay levels among the Company’s executives, as well as input and recommendations of the Chief Executive Officer with respect to compensation for those executive officers reporting directly to him. The Compensation Committee has typically followed these recommendations. In the case of the Chief Executive Officer’s compensation, the Chief Executive Officer may make a recommendation to the Compensation Committee with respect to his compensation, and the Compensation Committee may also solicit input from the other disinterested Board members; however the Compensation Committee has sole authority for the final compensation determination.

•

Cash compensation for our executive officers is generally determined by the Compensation Committee annually in the first quarter of the fiscal year, with any adjustments to base compensation retroactive to the beginning of the applicable fiscal year. Additional adjustments to cash compensation may be made during the fiscal year to reflect, among other things, changes in title and/or job responsibilities, or changes in light of the Company’s financial condition.

•

With respect to incentive compensation for our executive officers under the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Incentive Plan”), generally during the first quarter of each fiscal year, the Compensation Committee evaluates the executive officer’s performance in light of the goals and objectives established for the prior year and determines the level of incentive compensation to be awarded to each executive officer. As part of the evaluation process, the Compensation Committee solicits comments from the Chief Executive Officer with respect to achievement of individual goals by those executive officers reporting to him. In the case of the Chief Executive Officer, the Compensation Committee may also solicit input from the other disinterested Board members. Additionally, the executive officers, including the Chief Executive Officer, have an opportunity to provide input regarding their contributions to the Company’s success and achievement of individual goals for the period being assessed. Incentive compensation for Named Executive Officers is approved by the Compensation Committee or, upon recommendation of the Compensation Committee, submitted to the disinterested members of the Board for approval. Following determination of incentive compensation awards for the prior fiscal year, the Compensation Committee establishes individual and corporate goals and objectives for each executive officer for the current fiscal year. The Chief Executive Officer typically provides input and recommendations to the Compensation Committee with respect to setting individual and corporate goals and objectives for each executive officer, including the Chief Executive Officer. In light of these recommendations, the Compensation Committee determines the individual and corporate goals and objectives for the fiscal year and informs the executive officer.

•

The Compensation Committee has the authority to make equity-based grants under the Omnibus Plan to eligible individuals for purposes of compensation, retention or promotion, and in connection with commencement of employment. Equity compensation is generally determined on the date of the regularly scheduled meeting of the Board of Directors in December of each year. Additional equity awards may be made during the fiscal year to new hires and to reflect, among other things, changes in title and/or job responsibilities, or to offset changes to cash compensation in light of the Company’s financial condition. The Chief Executive Officer typically provides input and recommendations to the Compensation Committee with respect to the number of shares to be granted pursuant to any award. Proposed equity awards to all Named Executive Officers are discussed and presented to the entire Board prior to award by the Compensation Committee.

•	The Compensation Committee has the authority to retain consultants to advise on executive officer compensation matters; however no such consultants were engaged in fiscal 2011.

•	The Compensation Committee has authority to delegate any of the functions described above to a subcommittee of its members. No delegation of this authority was made in fiscal 2011.

•	The Compensation Committee generally holds executive sessions (with no members of management present) at each of its regular meetings.

Director Compensation

In addition to considering and determining compensation for our executive officers, the Compensation Committee evaluates and makes recommendations to the Board regarding compensation for non-employee Board members. Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.

The processes and procedures of the Compensation Committee for considering and determining director compensation are as follows:

•

The Compensation Committee has authority to evaluate and make recommendations to the Board regarding director compensation. The Compensation Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and market survey information. Based on this evaluation, the Compensation Committee may determine to make recommendations to the Board regarding possible changes. The Compensation Committee has the authority to delegate any of these functions to a subcommittee of its members. No delegation of this authority was made in fiscal 2011.

•

The Compensation Committee has the authority to retain consultants to advise on director compensation matters; however no such consultants were engaged in fiscal 2011. No executive officer has any role in determining or recommending the form or amount of director compensation; provided, however, in fiscal 2011, in light of the Company’s financial condition, upon the request of management, the Board agreed to a ten percent (10%) reduction in the non-employee director retainer for the fourth quarter of fiscal 2011 through the end of fiscal 2012.

•	The full Board serves as administrator under the Omnibus Plan with respect to equity awards made to non-employee directors.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Thomas A. Maloof (Chairman), Jeanne Farmer Grossman, James J. McGarry and John H. Merrell served as members of the Compensation Committee. No member of the Compensation Committee is an officer or former officer of the Company, was an employee of the Company during fiscal 2011, or has any relationship requiring disclosure by the Company as a related person transaction under SEC rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Compensation Committee

of the Board of Directors

Thomas A. Maloof, Chairman

Jeanne Farmer Grossman

James J. McGarry

John H. Merrell

Nominating Committee

The Nominating Committee is a standing committee of the Board. The Nominating Committee’s principal purposes are to assist the Board in ensuring that it is appropriately constituted in order to meet its fiduciary obligations, including by identifying persons qualified to become Board members and recommending to the Board individuals to be selected as director nominees for the next annual meeting of stockholders or for appointment to vacancies on the Board.

During fiscal 2011, the Nominating Committee met two times regarding the nomination of directors for election at the 2010 Annual Meeting. James J. McGarry serves as Chairman, and Guenter W. Berger, Jeanne Farmer Grossman, Martin A. Lynch, Thomas A. Maloof and John H. Merrell currently serve as members of the Nominating Committee. The Board has determined that all Nominating Committee members are independent under the Nasdaq listing standards. Mr. Maloof intends to serve as a member of the Nominating Committee through the end of his term as a director at the Annual Meeting.

Search Committee

In connection with the retirement of Roger M. Laverty III as President and Chief Executive Officer effective April 19, 2011, the Board formed a Search Committee to identify qualified candidates to serve as the Company’s Chief Executive Officer. Jeanne Farmer Grossman, James J. McGarry and John H. Merrell currently serve as members of the Search Committee, with Martin A. Lynch serving as an alternate. During fiscal 2011, the Search Committee met two times. The Search Committee is expected to be dissolved upon appointment of a permanent Chief Executive Officer of the Company.

Director Qualifications and Board Diversity

The Nominating Committee is responsible for determining Board of Director membership qualifications and selects, evaluates and recommends to the Board nominees to fill vacancies as they arise. The Nominating Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. The Nominating Committee believes that its slate of nominees should include: the Chief Executive Officer of the Company; one or more nominees with upper management experience with the Company, in the coffee industry, in a complementary industry or who have desired professional expertise; three nominees who are independent and have the requisite accounting or financial qualifications to serve on the Audit Committee; and at least three nominees who are independent and have executive compensation experience to serve on the Compensation Committee. All nominees should contribute substantially to the Board’s oversight responsibilities and reflect the needs of the Company’s business. Additionally, the Nominating Committee believes that a member of the Farmer family, founding and substantial stockholders of the Company, or their representative should serve on the Board of Directors. The Nominating Committee believes that diversity has a place when choosing among candidates who otherwise meet the selection criteria, but the Company has not established a policy concerning diversity in Board composition. The Nominating Committee is responsible for evaluating and recommending to the Board the total size and composition of the Board. In connection with the annual nomination of directors, the Nominating Committee reviews with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, background and diversity required for the Board as a whole. The background of each director and nominee is described above under “Proposal No. 1—Election of Directors.”

For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on professional and personal contacts of the Board and senior management. If necessary, the Nominating Committee may explore alternative sources for identifying nominees, including engaging, as appropriate, a third party search firm to assist in identifying qualified candidates. The Nominating Committee will consider recommendations for director nominees from Company stockholders. Biographical information and contact information for proposed nominees should be sent to Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, Attention: Secretary. The Nominating Committee will evaluate candidates proposed by stockholders using the following criteria: Board needs (see discussion of slate of nominees above); relevant business experience; time availability; absence of conflicts of interest; and perceived ability to contribute to the Company’s success. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Board Leadership Structure

Under our By-Laws, the Board of Directors, in its discretion, may choose a Chairman of the Board of Directors. If there is a Chairman of the Board of Directors, such person may exercise such powers as provided in the By-Laws or assigned by the Board of Directors. Since 2007, Guenter W. Berger has served as Chairman of the Board of Directors. As described above under “Proposal No. 1—Election of Directors,” Mr. Berger has served on our Board of Directors since 1980. He retired in 2007 as Chief Executive Officer after more than 47 years of service with the Company in various capacities.

Notwithstanding the current separation of Chairman of the Board and Chief Executive Officer, our Chief Executive Officer is generally responsible for setting agenda items with input from the Board, and leading discussions during Board meetings. This structure allows for effective and efficient Board meetings and information flow on important matters affecting the Company. Other than Mr. Wahba, all members of the Board are independent and all Board committees are comprised solely of independent directors. Due principally to the limited size of the Board, the Board has not formally designated a lead independent director and believes that as a result thereof, executive sessions of the Board, which are attended solely by independent directors, result in an open and free flow of discussion of any and all matters that any director may believe relevant to the Company and/or its management.

Although the roles of Chairman and Chief Executive Officer are currently filled by different individuals, no single leadership model is right for all companies at all times, and the Company has no bylaw or policy in place that mandates this leadership structure. Accordingly, the Board of Directors periodically evaluates its leadership structure to ensure that it remains the optimal structure for the Company and its stockholders.

Board’s Role in Risk Oversight

The Board of Directors recognizes that although management is responsible for identifying risk and risk controls related to business activities and developing programs and recommendations to determine the sufficiency of risk identification and the appropriate manner in which to control risk, the Board plays a critical role in the oversight of risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant risks that the Company faces and how the Company is seeking to control risk if and when appropriate. In some cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee has oversight responsibility of risks associated with financial accounting and audits, internal control over financial reporting and the Company’s major financial risk exposures, including risks relating to pension plan investments, commodity risk and hedging programs. The Compensation Committee has oversight responsibility of risks relating to the Company’s compensation policies and practices, as well as management development and leadership succession at the Company. At each regular meeting, or more frequently as needed, the Board of Directors considers reports from the Audit Committee and Compensation Committee which provide detail on risk management issues and management’s response. The Board of Directors as a whole examines specific business risks in its periodic reviews of the individual business units and also on a company-wide basis as part of its regular reviews, including as part of the strategic planning process and annual budget review and approval. Outside of formal meetings, the Board and its committees have regular access to senior executives, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company believes that its leadership structure promotes effective Board oversight of risk management because the Board directly, and through its various committees, is regularly provided by management with the information necessary to appropriately monitor, evaluate and assess the Company’s overall risk management, and all directors are actively involved in the risk oversight function.

Communication with the Board

The Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to the Secretary of the Company at the Company’s principal executive offices, 20333 South Normandie Avenue, Torrance, California 90502. Copies of written communications received at such address will be collected and organized by the Secretary and provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company employees or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning possible director nominees submitted by any of our stockholders will be forwarded to the members of the Nominating Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2011 Named Executive Officers

This Compensation Discussion and Analysis describes our executive compensation objectives, each element of our executive compensation program and the decisions made in fiscal 2011 with respect to our Named Executive Officers which include five current and two former executive officers as set forth in the table below:

Current Executive Officers Included Among Fiscal 2011 Named Executive Officers	Former Executive Officers Included Among Fiscal 2011 Named Executive Officers
Jeffrey A. Wahba(1) Interim Co-Chief Executive Officer, Treasurer and Chief Financial Officer	Roger M. Laverty III(3) Former President and Chief Executive Officer

Patrick G. Criteser(1) Interim Co-Chief Executive Officer, President and CEO of CBI	Drew H. Webb(4) Former Executive Vice President of Sales and Marketing

Mark A. Harding Senior Vice President of Operations

Hortensia R. Gómez Vice President, Controller and Assistant Treasurer

Larry B. Garrett(2) General Counsel and Assistant Secretary

(1)	Messrs. Wahba and Criteser were appointed Interim Co-Chief Executive Officers effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer.

(2)	Mr. Garrett was hired on December 1, 2010.

(3)	Mr. Laverty stepped down as President and Chief Executive Officer effective April 19, 2011 and retired from the Company on June 30, 2011.

(4)	Mr. Webb separated from the Company on September 17, 2010.

Executive Compensation Philosophy and Objectives and Pay-for-Performance

Our executive compensation program is based upon achieving the following objectives:

•

Balancing compensation elements and levels that attract, motivate and retain talented executives with forms of compensation that are performance-based and/or aligned with stock performance and stockholder interests;

•

Setting target total direct compensation (base salary, annual incentives and long-term incentives) for executive officers by reference to median compensation levels for comparable market reference points; and

•

Appropriately adjusting total direct compensation to reflect the performance of the executive officer over time (as reflected in his or her goals under the Incentive Plan), as well as the Company’s annual performance (as reflected in the financial performance goals established under the Incentive Plan), and the Company’s long-term performance (as reflected by stock appreciation for equity-based awards granted under the Omnibus Plan).

Fiscal 2011 Impact of Performance on Pay

At the beginning of fiscal 2011, the Compensation Committee established a target bonus for each Named Executive Officer (other than Mr. Webb who had already separated from the Company at such time and Mr. Garrett who joined the Company in December 2010) and established Company financial performance criteria and individual participant goals. The Compensation Committee established operating cash flow of $24.0 million as a threshold to any bonus payout under the Incentive Plan. Because the Company failed to meet this threshold, no bonuses were awarded to the Named Executive Officers in fiscal 2011. Mr. Laverty was entitled to receive severance in fiscal 2011 based in part on his target award pursuant to the terms of his employment agreement.

Alignment with Stockholder Interests

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. Compensation includes equity-based awards under the Omnibus Plan intended to align total compensation with stockholder interests by encouraging long-term performance. Equity represents a key component of the compensation of our Named Executive Officers as a percentage of total compensation.

For Mr. Laverty, our former President and Chief Executive Officer, approximately 52% of target total direct compensation in fiscal 2011 was in the form of equity; approximately 28% was base salary; and approximately 21% was short-term incentive cash compensation under the Incentive Plan.

For our Named Executive Officers (other than Mr. Laverty and Mr. Webb), on average, approximately 45% of target total direct compensation in fiscal 2011 was in the form of equity; approximately 38% was base salary; and approximately 17% was short-term incentive cash compensation under the Incentive Plan. Mid-year base salary adjustments and additional equity awards were granted to Messrs. Wahba, Criteser and Harding due to the added responsibilities assigned to them subject to the Company’s search for a permanent Chief Executive Officer as described in more detail below.

None of the stock options previously granted by the Company have been exercised, and none of the options outstanding as of October 17, 2011 are “in the money.”

Good Governance and Best Practices

Executive compensation is determined by the Compensation Committee which is comprised solely of independent directors. The Compensation Committee has authority to retain an independent compensation consultant to provide it with advice on matters related to executive compensation. In light of the Company’s current financial condition and the Compensation Committee’s intent not to make any material changes to the Company’s executive compensation program, the Compensation Committee did not retain a compensation consultant in fiscal 2011.

The Company intends to provide competitive pay opportunities that reflect best practices. Accordingly, the Company:

•	Does not provide supplemental retirement benefits to Named Executive Officers in excess of those generally provided to other employees of the Company;

•	Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;

•	Has not engaged in the practice of re-pricing/exchanging stock options;

•	Does not provide for any “single trigger” severance payments in connection with a change in control of the Company to any Named Executive Officer;

•

Maintains an equity compensation program that generally has a long-term focus, including equity awards that generally vest over a period of 3 years, or, in the case of restricted stock awards, cliff vest at the end of three years (with the exception of the mid-year equity awards made to Messrs. Wahba, Criteser and Harding which have a shorter vesting period as described in more detail below);

•

Maintains compensation programs that have a strong pay-for-performance orientation. For example, in fiscal 2011 and fiscal 2010, due to the Company’s failure to meet threshold operating cash flow, the Company did not award any incentive bonuses (other than certain contractually obligated severance amounts based on target awards to certain departing executive officers);

•	Limits perquisites except in connection with the facilitation of the Company’s business or where necessary in recruiting and retaining key executives;

•	Maintains stock ownership guidelines for executive officers that require significant investment by these individuals in the Company’s Common Stock;

•

Has a clawback policy that requires the Board of Directors to review all bonuses and other incentive and equity compensation awarded to the Company’s executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s fraud or misconduct caused or partially caused such restatement; and

•

Monitors Company performance and adjusts compensation practices accordingly. For example, other than cost of living adjustments for three executive officers and a base salary increase in the case of one executive officer who had an increase in job responsibilities, initial fiscal 2011 base salaries did not increase from fiscal 2010 levels. In addition, for fiscal 2012, none of the Company’s current executive officers received an increase in base salary.

Primary Elements of Executive Compensation

The primary elements of the Company’s executive compensation program and the purpose of each element are as follows:

Compensation Element	Description	Purpose
Base Salary	Fixed pay element determined annually in the first quarter of the fiscal year, with any adjustments to base pay retroactive to the beginning of the applicable fiscal year. May be subject to adjustment during the fiscal year to reflect, among other things, changes in title and/or job responsibilities, or changes in light of the Company’s financial condition.	Attract and retain top talent and compensate for day-to-day job responsibilities performed at an acceptable level.

Incentive Cash Bonus	Variable cash compensation based on the achievement of Company and individual annual performance objectives. May be subject to adjustment in the event of a promotion or job change.	Reward achievement of annual financial objectives as well as near term strategic objectives that will lead to the future success of the Company’s business.

Long-Term Incentives	Variable equity-based compensation, to date consisting of a combination of stock options and restricted stock. Additional equity awards may be made during the fiscal year to new hires, and to reflect, among other things, changes in title and/or job responsibilities, or to offset changes to cash compensation in light of the Company’s financial condition.	Create a direct alignment with stockholder objectives, provide a focus on long-term value creation and potentially multi-year financial objectives, retain critical talent over extended timeframes, and enable key employees to share in value creation.

ESOP Allocation	Annual variable allocation of stock based on hours of service to the Company, subject to vesting after five years of service to the Company.	Enhance ownership interest and alignment with stockholders.

Welfare Benefits	General welfare benefits including medical, dental, life, disability and accident insurance and 401(k) plan, as well as customary vacation, leave of absence and other similar policies.	Provide competitive welfare benefits generally consistent with those provided to all employees.

Perquisites	Fixed benefits consistent with practices among companies in our industry consisting of executive life insurance, use of a Company-owned automobile or automobile allowance, relocation assistance, and other similar personal benefits. May be subject to adjustment in the event of a promotion or job change.	Provide limited perquisites to facilitate the operation of the Company’s business and assist the Company in recruiting and retaining key executives.

Oversight of the Executive Compensation Program

Compensation Committee

Under its charter, pursuant to the powers delegated by the Board, the Compensation Committee has the sole authority to determine and approve compensation for our Chief Executive Officer and each of our other executive officers, subject to Board review prior to approval in the case of equity compensation awards. In exercising this authority, the Compensation Committee evaluates the performance of the Chief Executive Officer within the context of the overall performance of the Company. The information considered includes a summary of the Company’s performance compared to annual measures, a listing of accomplishments in addition to the areas covered by these measures, and a listing and analysis of challenges or issues encountered during the year. The Compensation Committee also reviews and discusses the Chief Executive Officer’s assessment of the performance of our other executive officers. The Compensation Committee is comprised solely of independent directors and reports to the Board of Directors.

Compensation Committee Consultants

The Compensation Committee has the authority to retain the services of outside consultants to assist it in performing its responsibilities. The Compensation Committee did not retain any such consultants in fiscal 2011.

In fiscal 2010, the Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs. Executive compensation consulting services provided by Mercer to the Compensation Committee during fiscal 2010 included analysis and advice related to the following:

•	Executive compensation trends;

•	Peer companies for competitive pay comparisons;

•	Compensation levels and mix for the Company’s executives;

•	Design of short- and long-term incentives; and

•	Incentive Plan financial goals.

Management’s Role in Establishing Compensation

There are no material differences in how the compensation policies or decisions are determined with respect to the Named Executive Officers, except that the compensation of the Named Executive Officers other than the Chief Executive Officer is determined by the Compensation Committee taking into account the input and recommendations of the Chief Executive Officer with respect to compensation for those executive officers reporting to him. In the case of the Chief Executive Officer, the Chief Executive Officer may make a recommendation to the Compensation Committee with respect to his compensation, and the Compensation Committee may also solicit input from other disinterested Board members; however the Compensation Committee has sole authority for the final compensation determination. No executive officer has any role in approving his or her own compensation, and the Chief Executive Officer is not present during the portion of the meeting at which the Compensation Committee considers his compensation. The Chief Executive Officer routinely attends the meetings of the Compensation Committee. Other members of the Company’s management may attend Compensation Committee meetings for the purpose of making presentations at the invitation of the Compensation Committee.

Peer Group Market Information

The Compensation Committee compares the pay levels and programs for the Company’s executive officers to compensation information from a relevant peer group as well as information from published survey sources.

The Compensation Committee uses this comparative data as a reference point in its review and determination of executive compensation. The Compensation Committee’s approach also considers competitive compensation practices and other relevant factors in setting pay rather than establishing compensation at specific benchmark percentiles.

Compensation decisions for fiscal 2011 were based in part on Mercer’s study conducted in fiscal 2010. That study was based on published survey data for similarly sized companies as well as the following fourteen-company peer group, which was developed based on industry, annual revenue and business characteristics that were similar to those of the Company at the time of the study:

• B&G Foods, Inc.	• Imperial Sugar Company
• Calavo Growers, Inc.	• J & J Snack Foods Corp.
• Cal-Maine Foods, Inc.	• Lance, Inc.
• Caribou Coffee Company, Inc.	• Overhill Farms, Inc.
• Diamond Foods, Inc.	• Peet’s Coffee & Tea, Inc.
• Green Mountain Coffee Roasters, Inc.	• Reddy Ice Holdings, Inc.
• Hansen Natural Corporation	• John B. Sanfilippo & Son, Inc.

The Compensation Committee believes this peer group continues to be appropriate because it represents a meaningful sample of comparable companies in terms of industry, annual revenue and business characteristics.

Base Salary

Initial Base Salary

Consistent with the compensation philosophy and objectives described above, and based in part on the benchmarking comparisons provided by Mercer in their fiscal 2010 study, in August 2010 (December 2010 in the case of Mr. Garrett), the Compensation Committee set fiscal 2011 base salaries for the Named Executive Officers as follows:

Name	Fiscal 2011 Annual Base Salary	Fiscal 2010 Annual Base Salary	Fiscal 2011 Annual Base Salary Percentage Change
Jeffrey A. Wahba(1)	$305,000	$305,000	0%
Patrick G. Criteser(2)	$256,250	$250,000	2.5%
Roger M. Laverty III	$425,000	$425,000	0%
Mark A. Harding(3)	$250,000	$225,000	11.1%
Hortensia R. Gómez(4)	$184,500	$180,000	2.5%
Larry B. Garrett(5)	$270,000	—	—
Drew H. Webb(6)	$321,850	$314,000	2.5%

(1)	Amount shown in the table for fiscal 2011 does not include the increase effective April 19, 2011 in connection with appointment as Interim Co-Chief Executive Officer shown in the table below.

(2)	Increase in fiscal 2011 reflects 2.5% cost of living increase. Amount shown in the table for fiscal 2011 does not include the increase effective April 19, 2011 in connection with appointment as Interim Co-Chief Executive Officer shown in the table below.

(3)	On August 26, 2010, the Board of Directors designated Mr. Harding as an executive officer of the Company with responsibility for route sales, branch operations, warehousing, transportation, manufacturing, fleet operations, purchasing, the National Equipment Service Organization, and Brewmatic refurbishment centers. The increase in fiscal 2011 base salary reflects the increase in his job responsibilities from fiscal 2010. Amount shown in the table for fiscal 2011 does not include the temporary increase effective April 19, 2011 in connection with Mr. Harding’s role in the management transition resulting from the retirement of Roger M. Laverty III shown in the table below.

(4)	Increase in fiscal 2011 reflects 2.5% cost of living increase.

(5)	Actual fiscal 2011 base salary for Mr. Garrett was prorated based on the commencement date of his employment.

(6)	Actual fiscal 2011 base salary for Mr. Webb was prorated through his separation date.

Mid-Year Increase in Base Salary Due to Change in Job Responsibilities

In connection with Mr. Laverty stepping down as President and Chief Executive Officer, effective April 19, 2011, Messrs. Wahba and Criteser were appointed Interim Co-Chief Executive Officers subject to the Board’s search for and consideration of a permanent Chief Executive Officer, and Mr. Harding was assigned additional responsibilities in connection with the management transition. As a result, the Company made mid-year increases in base salaries for these Named Executive Officers as follows:

Name	Beginning of Year Fiscal 2011 Annual Base Salary	Mid-Year Increase in Fiscal 2011 Annual Base Salary	Fiscal 2011 Annual Base Salary Mid-Year Percentage Change
Jeffrey A. Wahba(1)	$305,000	$350,000	14.8%
Patrick G. Criteser(1)	$256,250	$350,000	36.6%
Mark A. Harding(2)	$250,000	$275,000	10.0%

(1)	Pursuant to their employment agreements with the Company, so long as Mr. Wahba and Mr. Criteser are serving as Interim Co-CEO’s, they will each receive a base salary of $350,000 per annum; however, for a period of six months starting April 19, 2011, their base salary was reduced to $315,000 per annum. On October 19, 2011, the annual base salary for each of them reverted to $350,000. If either Mr. Wahba or Mr. Criteser is selected as the sole permanent CEO, both are selected as permanent co-CEO’s, or either is serving as sole interim CEO, compensation will be set by mutual agreement. If Mr. Wahba or Mr. Criteser is serving neither as sole interim or sole permanent CEO nor as co-CEO on an interim or permanent basis, but is still employed by the Company or CBI, as applicable, in the case of Mr. Wahba, his present title will revert to Treasurer and Chief Financial Officer and his annual base salary will revert to $305,000, and, in the case of Mr. Criteser, his present title will revert to President and CEO of CBI and his annual base salary will revert to $256,250.

(2)	Pursuant to a letter agreement with the Company, effective April 19, 2011, Mr. Harding’s annual base salary was increased to $275,000 until such time as the Company has identified a permanent CEO or permanent co-CEO’s; however, for a period of six months starting April 19, 2011, his base salary was reduced to $247,500 per annum. On October 19, 2011, Mr. Harding’s annual base salary reverted to $275,000.

Incentive Cash Bonus

Under the Incentive Plan, at the beginning of each fiscal year, the Compensation Committee, as administrator, determines who will participate in the Incentive Plan, establishes a target bonus for each participant, and establishes both Company financial performance criteria and individual participant goals for the ensuing year. The Compensation Committee also determines the weighting to be assigned to the Company’s financial performance criteria and the individual goals as a whole, which may differ among the executive officers. A threshold level for the Company’s financial performance may also be established which, if not met, may preclude the award of bonuses. The Chief Executive Officer typically provides input and recommendations to the Compensation Committee with respect to setting individual and corporate goals and objectives for each executive officer, including the Chief Executive Officer. In light of these recommendations, the Compensation Committee determines the individual and corporate goals and objectives for the fiscal year and informs the executive officer.

After the end of the fiscal year and promptly upon availability of the Company’s audited financial statements, the Compensation Committee will determine the Company’s level of achievement of its financial performance criteria. At such time, the Compensation Committee will also determine for each executive officer the percentage of achievement of assigned individual goals. The level of achievement will be multiplied by the assigned weighting to determine the weighted achievement percentage for each of the executive officer’s assigned individual goals. The weighted achievement percentages for the Company’s financial performance criteria and each individual assigned goal will be added up, and multiplied by the executive officer’s target bonus percentage. The resulting percentage will be multiplied by the executive officer’s base salary. The result will be the amount of the executive officer’s preliminary bonus award. The preliminary bonus award is subject to adjustment, upward or downward, by the Compensation Committee in its discretion. The Compensation Committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the Compensation Committee determine such actions to be warranted by a change in circumstances. Accordingly, no bonus is earned unless and until an award is actually made by the Compensation Committee after year-end.

It is the Compensation Committee’s intent to achieve median target cash compensation (comprised of base salary and target annual cash incentive award) positioning over time, however the Compensation Committee may take other factors into consideration in establishing pay levels, including the amount of the increase in target cash compensation over the prior year, the performance of the executive, the performance of the Company, and the pay levels among the senior executive team. The Compensation Committee believes that the target levels of corporate and individual performance in any given year should not be easily achievable, and typically would not be achieved all of the time.

In 2010, the Compensation Committee established fiscal 2011 target bonus amounts for our executive officers equal to a percentage of their annual base salary. Individual target amounts were determined by the Compensation Committee based on the fiscal 2010 peer group median for comparable positions, as well as expected total compensation, job responsibilities, expected job performance, and, in the case of certain executive officers, the terms of their employment agreements with the Company. Each executive officer’s target bonus was also weighted between corporate and individual performance as set forth in the table below. Fiscal 2011 bonus information for the Named Executive Officers is as follows:

Name	Fiscal 2011 Target Bonus(1)	Fiscal 2011 Target Bonus as Percentage of Fiscal 2011 Base Salary(1)	Corporate Performance Goals (Weight)	Individual Performance Goals (Weight)	Fiscal 2011 Actual Bonus Award
Jeffrey A. Wahba	$167,750	55%	80%	20%	$0
Patrick G. Criteser	$128,125	50%	80%	20%	$0
Roger M. Laverty III(2)	$318,750	75%	80%	20%	$0
Mark A. Harding	$125,000	50%	80%	20%	$0
Hortensia R. Gómez	$55,350	30%	80%	20%	$0
Larry B. Garrett(3)	$78,759	50%	—	—	$0
Drew H. Webb(4)	—	—	—	—	—

(1)	Fiscal 2011 target bonus amounts are based on a percentage of fiscal 2011 base salary as originally set by the Compensation Committee in August 2010 and do not reflect the base salary increases effective for Messrs. Wahba, Criteser and Harding during fiscal 2011 described above under the heading “Mid-Year Increase in Base Salary Due to Change in Job Responsibilities.” In addition, pursuant to the terms of his employment agreement with the Company, Mr. Criteser’s target bonus as a percentage of fiscal 2011 base salary increased to 55% effective April 19, 2011.

(2)	Although Mr. Laverty did not receive a fiscal 2011 bonus, he received an amount equal to his fiscal 2011 target award ($318,750) as part of his severance pursuant to the terms of his employment agreement with the Company.

(3)	Fiscal 2011 target award prorated based on the commencement date of Mr. Garrett’s employment. Although he was entitled to participate in the plan in fiscal 2011, the Compensation Committee did not assign Company and individual goals to Mr. Garrett.

(4)	No target award was assigned to Mr. Webb due to his separation from the Company on September 17, 2010.

For fiscal 2011, actual bonus awards were based on the Company’s financial performance and the level of achievement of individual goals assigned by the Compensation Committee to each executive officer. The Company’s financial performance was gauged by the level of operating cash flow as determined from the Company’s audited financial statements. For this purpose, “operating cash flow” was defined as income from operations, after executive bonus accruals, excluding non-recurring items such as income from the sale of capital assets, severance paid or payable to terminated employees, interest expense, depreciation and amortization, pension related expense and ESOP compensation expense. Subject to the Compensation Committee’s discretion under the Incentive Plan, threshold operating cash flow of $24.0 million had to be achieved in fiscal 2011 to earn any bonus payout under the Incentive Plan. Assuming this threshold was achieved, a percentage of achievement ranging from 80% for operating cash flow of $24.0 million to 150% for operating cash flow of $45.0 million or more would have been assigned in proportion to the level of operating cash flow achieved. The Compensation Committee also assigned individual weighted goals for fiscal 2011 to each of the executive officers, which are generally subjective and qualitative.

Because the Company did not achieve threshold operating cash flow of $24.0 million, no bonuses were awarded to the Named Executive Officers in fiscal 2011. Mr. Laverty was entitled to receive severance in fiscal 2011 based in part on his target award pursuant to the terms of his employment agreement.

Long-Term Incentives

The Omnibus Plan provides for the grant or issuance of long-term incentive awards including stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance-based awards, stock payments, cash-based awards or other incentives payable in cash or shares of stock, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award. The total number of shares available for issuance under the Omnibus Plan is 1,000,000, and no individual may be granted awards representing more than 250,000 shares in any calendar year, in each case, subject to adjustment as provided in the Omnibus Plan.

The Omnibus Plan is administered by the Compensation Committee. Subject to the terms and conditions of the Omnibus Plan, the Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Omnibus Plan. The Compensation Committee has the authority to make equity-based grants under the Omnibus Plan to eligible individuals for purposes of compensation, retention or promotion, and in connection with commencement of employment. Equity compensation is generally determined on the date of the regularly scheduled meeting of the Board of Directors in December of each year. Additional equity awards may be made during the fiscal year to new hires and to reflect, among other things, changes in title and/or job responsibilities, or to offset changes to cash compensation in light of the Company’s financial condition. Grants to executive officers are subject to Board review prior to approval. The Compensation Committee is also authorized to adopt, establish or revise rules relating to administration of the Omnibus Plan. The full Board administers the Omnibus Plan with respect to awards to non-employee directors.

Awards under the Omnibus Plan may be granted to individuals who are then Company officers or employees or are officers or employees of any of the Company’s subsidiaries. Such awards, other than performance-based awards, may also be granted to the Company’s directors and consultants. Only employees may be granted incentive stock options.

The Company generally expects to make annual long-term incentive awards under the Omnibus Plan to our executive officers. Since adoption of the Omnibus Plan, grants to executive officers have consisted of stock options and restricted stock, with the number of shares underlying the stock options and shares of restricted stock determined based on the closing price of the Common Stock on the date of grant. Stock options are rights to purchase Common Stock at a pre-determined price (the closing price of the Common Stock on the date of grant), after the stock options have vested. Stock options are designed to create incentives for executives by providing them with an opportunity to share, along with stockholders, in the long-term performance of the Common Stock. The stock options have a seven-year term and generally vest ratably over three years. The Compensation Committee believes a seven-year option term provides a reasonable time frame within which the executive’s contributions to corporate performance can align with stock appreciation. In addition, as compared with a ten-year option term typical at other companies, a seven-year option term allows the Company to more effectively manage the number of unexercised options that are outstanding. Restricted stock are shares that are subject to certain forfeiture restrictions. Restricted stock is designed as a retention device and to directly align the interests of the recipient and the Company’s stockholders. The restricted stock is expected generally to vest at the end of three years.

In making long-term incentive awards, the general intent is to have a majority of the award be performance based and a minority of the award be retention based. In the case of awards made to our executive officers in December 2010, 65% of the value of each award consisted of stock options and 35% of the value of each award consisted of restricted stock. The Compensation Committee considers options to be an appropriate performance based vehicle given that the stock options have no value unless the stock increases above the price on the date of grant.

On December 9, 2010, the Compensation Committee made the following annual grants of non-qualified stock options and restricted stock to our Named Executive Officers under the Omnibus Plan:

Name	Fiscal 2011 Annual Stock Option Grant (# of Shares of Common Stock Issuable Upon Exercise)	Fiscal 2011 Annual Restricted Stock Grant (# of Shares)
Jeffrey A. Wahba	20,000	4,500
Patrick G. Criteser	12,138	3,000
Roger M. Laverty III(1)	72,828	11,172
Mark A. Harding	12,138	3,000
Hortensia R. Gómez	3,468	1,000
Larry B. Garrett	12,138	3,000
Drew H. Webb	—	—

(1)	Unvested and forfeited upon Mr. Laverty’s retirement from the Company on June 30, 2011.

The stock options shown in the table above have an exercise price per share of $18.03, which was the closing price of the Common Stock as reported on Nasdaq on the date of grant. The stock options have a seven-year term expiring on December 9, 2017 and vest in one-third increments on each anniversary of the date of grant. The shares of restricted stock vest on December 9, 2013. The Compensation Committee did not grant any equity to Mr. Webb in fiscal 2011 due to his separation from the Company on September 17, 2010.

On May 19, 2011, in connection with the appointment of Messrs. Wahba and Criteser as Interim Co-Chief Executive Officers, and Mr. Harding’s added responsibilities subject to the search for a permanent Chief Executive Officer, the Compensation Committee made the following additional grants of non-qualified stock options and restricted stock under the Omnibus Plan:

Name	Stock Option Grant (# of Shares of Common Stock Issuable Upon Exercise)	Restricted Stock Grant (# of Shares)
Jeffrey A. Wahba	50,000	—
Patrick G. Criteser	50,000	10,384
Mark A. Harding	20,000	—

The stock options shown in the table above have an exercise price per share of $9.63, which was the closing price of the Common Stock as reported on Nasdaq on the date of grant. The stock options have a seven-year term expiring on May 19, 2018 and vest on the one year anniversary of the date of grant subject to the terms of the executive officer’s employment agreement or arrangement with the Company. The shares of restricted stock issued to Mr. Criteser vest on the one year anniversary of the date of grant subject to the provisions of his employment agreement with the Company. These additional equity awards were intended to compensate, in part, Messrs. Wahba, Criteser and Harding for the additional services to be provided by such officers during the Company’s search for a permanent Chief Executive Officer.

None of the stock options previously granted by the Company have been exercised, and none of the options outstanding as of October 17, 2011 are “in the money.”

ESOP Allocation

The Company’s ESOP was established in 2000 to provide benefits to all employees. ESOP assets are allocated in accordance with a formula based on participant compensation. In order to participate in the ESOP, a participant must complete at least one thousand hours of service to the Company within twelve consecutive months. A participant’s interest in the ESOP becomes one hundred percent vested after five years of service to the Company. Benefits are distributed from the ESOP at such time as a participant retires, dies or terminates service with the Company in accordance with the terms and conditions of the ESOP. Benefits may be distributed in cash or in shares of Common Stock. No participant contributions are allowed to be made to the ESOP.

Company contributions to the ESOP may be in the form of Common Stock or cash. Alternatively, the ESOP can borrow money from the Company or an outside lender and use the proceeds to purchase Common Stock. Shares acquired with loan proceeds are held in a suspense account and are released from the suspense account as the loan is repaid. The loan is repaid from the Company’s annual contribution to the ESOP. The shares of Common Stock that are released are then allocated to participants’ accounts in the same manner as if they had been contributed to the ESOP by the Company. The allocation of ESOP assets is determined by a formula based on participant compensation during the calendar year. The ESOP is intended to satisfy applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement and Income Security Act of 1974. As of October 17, 2011, the ESOP owned of record 2,817,296 shares of Common Stock, including 1,720,160 allocated shares and 1,097,136 shares as yet unallocated to plan participants. An unaffiliated bank is trustee of the ESOP. The present members of the ESOP Administrative Committee are Jeffrey A. Wahba, Hortensia R. Gómez, Larry B. Garrett and Andrea Osterkorn.

Our executive officers participate in the ESOP in the same manner as all other participants. In calendar 2011, the Company’s Named Executive Officers received the following ESOP allocations based on compensation earned during calendar 2010:

Name	2011 ESOP Allocation (# of Shares)
Jeffrey A. Wahba	362
Patrick G. Criteser	551
Roger M. Laverty III	555
Mark A. Harding	534
Hortensia R. Gómez	430
Larry B. Garrett(1)	—
Drew H. Webb(2)	—

(1)	Mr. Garrett joined the Company in December 2010, and therefore did not receive an ESOP allocation.

(2)	Mr. Webb did not receive an ESOP allocation in calendar 2011 due to his separation from the Company on September 17, 2010.

Welfare Benefits

The welfare benefits received by employee executive officers are the same as received by other employees, including medical, dental, life, disability and accident insurance. The Company also offers a supplemental disability plan to higher income staff members, including our executive officers, which allows them to buy an additional amount of disability coverage at their own expense. Employee executive officers are eligible on the same basis as other employees for participation in a pension plan, a 401(k) plan and the ESOP. The value of the employee executive officer’s 401(k) plan balances depends solely on the performance of investment alternatives selected by the employee executive officer from among the alternatives offered to all participants. All investment options in the 401(k) plan are market-based, meaning there are no “above-market” or guaranteed rates of return. In fiscal 2011, we significantly modified our retirement-benefit program. Specifically, we amended our defined-benefit pension plan, the Farmer Bros. Salaried Employees Pension Plan, freezing the benefit for all participants effective June 30, 2011. After the plan freeze, participants do not accrue any benefits under the plan, and new hires are not eligible to participate in the plan. However, account balances continue to be credited with interest until paid out. The freeze of the defined benefit pension plan coincided with an enhanced defined contribution 401(k) plan with a discretionary Company match of the employees’ annual contributions. Upon retirement, employee executive officers receive benefits, such as a pension and retiree medical insurance benefits, under the same terms as other retirees.

Perquisites

Perquisites are limited at the Company; however we believe that offering our executive officers certain perquisites facilitates the operation of our business, allows our executive officers to better focus their time, attention and capabilities on our business, and assists the Company in recruiting and retaining key executives. We also believe that the perquisites offered to our executive officers are generally consistent with practices among companies in our relevant industry.

The perquisites available to employee executive officers include an auto allowance and/or use of a Company-owned car. In addition, certain executive officers who were employed prior to the freeze of the plan are entitled to benefits under an executive life insurance plan. Additionally, during fiscal 2011, pursuant to his employment agreement with the Company, the Board of Directors approved a relocation payment to Mr. Garrett of $2,576, and a total temporary housing allowance of $5,600, as shown in the Summary Compensation Table below under the heading “All Other Compensation.”

It is the Company’s intention to continually assess business needs and evolving practices to ensure that perquisite offerings are competitive and reasonable.

Change in Control and Termination Arrangements

Change in Control Severance Agreements; Employment Agreements

The Company has entered into agreements with each of its current Named Executive Officers pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events in connection with a change in control or threatened change in control. The events that trigger payment are generally those related to (i) termination of employment other than for cause, disability or death, or (ii) resignation for good reason. The payments and benefit levels under these agreements do not influence and were not influenced by other elements of compensation. These agreements were adopted, and are continued, to help: (i) assure the executives’ full attention and dedication to the Company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control; (ii) assure the executives’ objectivity for stockholders’ interests; (iii) assure the executives of fair treatment in case of involuntary termination following a change in control or in connection with a threatened change in control; and (iv) attract and retain key talent during uncertain times. The agreements are structured so that payments and benefits are provided only if there is both a change in control or threatened change in control and a termination of employment, either by us (other than for “Cause,” “Disability” or death), or by the participant for “Good Reason” (as each is defined in the agreement). This is sometimes referred to as a “double-trigger” because the intent of the agreement is to provide appropriate severance benefits in the event of a termination following a change in control, rather than to provide a change in control bonus. A more detailed description of the severance benefits to which our current Named Executive Officers are entitled in connection with a change in control or threatened change in control is set forth below under the heading “Executive Compensation—Change in Control and Termination Arrangements.”

The change in control agreements with Mr. Laverty and Mr. Webb automatically expired in connection with their retirement or separation, as applicable, from the Company. In connection with his employment by the Company, the Company and Mr. Garrett entered into a change in control agreement effective December 1, 2010. In connection with their designation as executive officers of the Company, the Company entered into a change in control agreement with Mr. Harding and Mr. Criteser on August 26, 2010 and April 19, 2011, respectively. The Company and Ms. Gómez entered into a change in control agreement effective May 18, 2011.

Pursuant to the terms of their employment agreements, Messrs. Wahba, Criteser and Garrett are entitled to receive certain benefits upon their termination without cause or resignation for good reason. The Company believes such benefits were necessary to attract and retain these executive officers with demonstrated leadership abilities and to secure the services of these executive officers at agreed upon terms. A more detailed description of the benefits to which these officers are entitled in connection with their termination, including the benefits paid to Messrs. Laverty and Webb in connection with their retirement and separation, respectively, from the Company, is set forth below under the heading “Executive Compensation—Change in Control and Termination Arrangements.”

Equity Awards

Under the terms of the stock option and restricted stock awards, in the event of death or disability a prorata portion (determined based on the actual number of service days during the vesting period divided by the total number of days during the vesting period) of any unvested stock options and restricted stock will be deemed to have vested immediately prior to the date of death or disability and, in the case of the restricted stock, will no longer be subject to forfeiture. The plan administrator also has discretionary authority regarding accelerated vesting upon termination other than by reason of death or disability, or in connection with an impending Change in Control (as defined in the Omnibus Plan). Additionally, under the Omnibus Plan, unless otherwise provided in any applicable award agreement, if a Change in Control occurs and a participant’s awards are not continued, converted, assumed or replaced by the Company or a parent or subsidiary of the Company, or a Successor Entity (as defined in the Omnibus Plan), such awards will become fully exercisable and/or payable, and all forfeiture, repurchase and other restrictions on such awards will lapse immediately prior to such Change in Control.

The May 19, 2011 equity awards to Messrs. Wahba, Criteser and Harding are also subject to accelerated vesting in the case of death, disability, or termination of employment for other than “Cause” or resignation for “Good Reason,” as such terms are defined in their respective employment agreements or arrangements with the Company. The Compensation Committee believed these accelerated vesting terms were necessary to retain the additional services of Messrs. Wahba, Criteser and Harding subject to the Company’s search for a permanent Chief Executive Officer.

Compensation Policies and Practices

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines to further align the interests of the Company’s executive officers and non-employee directors with the interests of the Company’s stockholders. Under these guidelines, executive officers are expected to own and hold a number of shares of Common Stock based on the following guidelines:

Officer	Value of Shares Owned
Chief Executive Officer	$450,000
Other Executive Officers	$100,000 - $250,000, as determined by the Board in its discretion

Non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least three (3) times the amount of the non-employee director annual stock-based award, as the same may be adjusted from time to time, under the Omnibus Plan.

Stock that counts toward satisfaction of these guidelines includes: (i) shares of Common Stock owned outright by the officer or non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (ii) restricted stock or restricted stock units (whether or not the restrictions have lapsed); (iii) ESOP shares; and (iv) shares of Common Stock held in trust for the benefit of the officer or non-employee director or his or her family. Until the applicable guideline is achieved, each officer and non-employee director is required to retain all “profit shares,” which are those shares remaining after payment of taxes on earned equity awards under the Omnibus Plan, such as shares granted pursuant to the exercise of vested options and restricted stock that has vested. Officers and non-employee directors are expected to continuously own sufficient shares to meet these guidelines once attained.

Insider Trading Policy

Our insider trading policy prohibits all employees, officers, directors, consultants and other associates of the Company and certain of their family members from, among other things, purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e., puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by certain insiders, including our directors and executive officers, to be pre-cleared by appropriate Company personnel. Additionally, such insiders are generally prohibited from conducting transactions involving the purchase or sale of the Company’s securities from 12:01 a.m. New York City time on the 15th calendar day before the end of each of the Company’s four fiscal quarters (including fiscal year end) through 11:59 p.m. New York City time on the second business day following the date of the public release containing the Company’s quarterly (including annual) results of operations.

Policy on Executive Compensation in Restatement Situations

In the event of a material restatement of the financial results of the Company, the Board of Directors, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to the Company’s executive officers on the basis of having met or exceeded performance targets for performance periods that occurred during the restatement period. If such bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board of Directors, or the appropriate committee thereof, will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of the Company all or a portion of such bonuses and incentive and equity compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board of Directors, or the appropriate committee thereof.

Equity Award Grants

Our current and historical practice is to grant long-term incentive awards to our executive officers on the date of the regularly scheduled meeting of the Board of Directors in December of each year, with grants to executive officers hired or promoted since that grant date to receive an interim grant reviewed by the Board and approved by the Compensation Committee outside any blackout period under our insider trading policy described above.

Taxes and Accounting Standards

Tax Deductibility Under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each of the Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company’s executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. There were no such circumstances in fiscal 2011.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and programs for all of our employees and other service providers, including the Named Executive Officers, either without any deferred compensation component, so that they are either exempt from Section 409A, or in a manner that satisfies the requirements of Section 409A.

Accounting Standards

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock, under our Omnibus Plan are accounted for under FASB ASC Topic 718. The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award program. As accounting standards change, the Company may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth the executive officers of the Company as of the date hereof. All executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board. No executive officer has any family relationship with any director or nominee, or any other executive officer.

Name	Age	Title	Executive Officer Since
Jeffrey A. Wahba	55	Interim Co-Chief Executive Officer, Treasurer and Chief Financial Officer	2010
Patrick G. Criteser	43	Interim Co-Chief Executive Officer, President and Chief Executive Officer of CBI	2011
Mark A. Harding	51	Senior Vice President of Operations	2010
Hortensia R. Gómez	54	Vice President, Controller and Assistant Treasurer	2009
Larry B. Garrett	34	General Counsel and Assistant Secretary	2010
John M. Anglin	64	Secretary	2003

Jeffrey A. Wahba was appointed to the position of Interim Co-Chief Executive Officer effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer. In this position, Mr. Wahba has oversight responsibility for all financial (including treasury), accounting, legal, compliance, human resources and IT functions of the Company, green coffee purchasing, and the operations of the Company’s Spice Products division. In addition, Mr. Wahba continues to serve as Treasurer and Chief Financial Officer of the Company, a position he has held since June 1, 2010. Prior to joining Farmer Bros., Mr. Wahba was Chief Financial Officer of Nero AG, a consumer software company from 2009 through May 31, 2010. Prior to that, Mr. Wahba was Chief Financial Officer and Secretary of HireRight, Inc., an employment background screening provider, from 2006 to 2008. From 1986 to 2006, Mr. Wahba was Chief Financial Officer of the Henry Group of Companies, a manufacturer of building products and distributor of premium wines. Mr. Wahba’s prior experience includes serving as Chief Financial Officer of Vault Corp., a software security firm, and as Controller of the International Division of Max Factor and Co., a cosmetics manufacturer. Mr. Wahba holds a B.S. in Industrial Engineering and an M.S. in Engineering Management and Industrial Engineering from Stanford University, and an M.B.A. from the University of Southern California.

Patrick G. Criteser was appointed to the position of Interim Co-Chief Executive Officer effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer. In this position, Mr. Criteser has oversight responsibility for all sales and marketing functions of the Company and CBI, including route sales, and for all Company manufacturing, distribution and DSD operations other than the Spice Products division operations. In addition, Mr. Criteser continues to serve as President and Chief Executive Officer of CBI, a position which he has held since November 2006. Prior to being appointed President and Chief Executive Officer of CBI, Mr. Criteser was CBI’s Vice President of Marketing and Customer Development from December 2004 to November 2006. Prior to joining CBI, Mr. Criteser was a principal at SmartForest Ventures, an early-stage venture capital fund located in Portland, Oregon, from 2000 to 2004. In 1999 and 2000, Mr. Criteser was Manager of Global Strategic Planning for Nike, Inc. Mr. Criteser’s prior experience includes management roles in Operations, Marketing, and Strategic Planning with Procter & Gamble Co. and Walt Disney Co. Mr. Criteser holds a B.S. in Mechanical Engineering from the University of Washington and an M.B.A. from Harvard University.

Mark A. Harding joined the Company in March 2008 as Vice President of Operations, responsible for warehousing, transportation, manufacturing, fleet operations, purchasing and Brewmatic manufacturing. He was promoted to Senior Vice President of Operations in March 2010, responsible for route sales, branch operations, warehousing, transportation, manufacturing, fleet operations, purchasing, the National Equipment Service Organization, and Brewmatic refurbishment centers. Prior to joining the Company, Mr. Harding was Vice President of Operations of Intercontinental Art, Inc., a producer and importer of home decor, from March 2002 to

March 2008, where his responsibilities included warehousing, transportation, quality control, domestic manufacturing and China manufacturing. Mr. Harding attended the University of Phoenix, where he received a B.A. in Business Administration.

Hortensia R. Gómez joined the Company in 2006 as Controller after serving as Chief Financial Officer at Barco Uniforms Inc., a professional apparel company, from 1992 to 2005. Ms. Gómez has more than 28 years of experience in management, accounting and finance positions. Ms. Gómez graduated from the University of California at Los Angeles.

Larry B. Garrett joined the Company in December 2010 as General Counsel and Assistant Secretary. Prior to joining the Company, Mr. Garrett was a partner with the law firm of Schiff Hardin LLP from January 2009 through November 2010, and an attorney with O’Melveny & Myers LLP from September 2002 through December 2008, where he practiced in the areas of labor and employment law, union relations, and general litigation. Mr. Garrett received his A.B. in Economics from Brown University and his Juris Doctorate from the University of Texas (Austin), where he graduated with honors. Mr. Garrett is admitted to practice law in California.

John M. Anglin has served as Secretary of Farmer Bros. since 2003. He served as a member of the Company’s Board of Directors from 1985 until 2003. In addition to his role at Farmer Bros., Mr. Anglin is a partner in the Pasadena-based law firm of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP (“AFRCT”), where his practice is concentrated in the corporate and real estate areas. Prior to this, Mr. Anglin was a partner of Walker Wright Tyler & Ward, LLP, Los Angeles, California from 1978 to 2002 (managing partner from 1994 to 2000). Mr. Anglin received his undergraduate and law degrees from the University of Southern California. AFRCT provided legal services to the Company in fiscal 2011 as discussed below under the heading “Certain Relationships and Related Person Transactions.” We expect to continue to engage AFRCT to perform legal services in fiscal 2012.

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or paid to each of our Named Executive Officers for all services rendered in all capacities to the Company and its subsidiaries in the last three fiscal years. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Wahba(1)	2011	306,693	—	81,135	419,400	—	—	4,196	811,424
Interim Co-CEO, Treasurer and CFO	2010	47,939	—	50,340	124,080	—	—	—	222,359

Patrick G. Criteser(2)	2011	266,240	—	154,088	355,167	—	22,596	2,065	800,158
Interim Co-CEO, President and CEO of CBI

Roger M. Laverty III(3)	2011	423,366	—	201,431	595,005	—	(57,184)	854,019	2,015,649
Former President and CEO	2010	424,077	—	205,677	447,164	—	37,445	27,675	1,142,038
	2009	389,654	234,000	143,616	267,200	—	27,445	32,969	1,094,884

Mark A. Harding(4)	2011	249,632	—	54,090	201,567	—	20,096	5,776	531,161
Senior VP of Operations

Hortensia R. Gómez(5)	2011	184,535	—	18,030	28,334	—	21,530	6,782	259,211
Vice President, Controller and Assistant Treasurer	2010	180,073	—	9,794	21,294	—	29,263	11,269	251,693
	2009	166,465	40,000	6,528	20,040	—	17,045	16,265	266,343

Larry B. Garrett(6)	2011	145,574	—	54,090	99,167	—	—	12,026	310,858
General Counsel and Assistant Secretary

Drew H. Webb(7)	2011	80,221	—	—	—	—	—	364,321	444,542
Former Executive VP Sales and Marketing	2010	314,001	—	63,662	138,408	—	—	305,720	821,791
	2009	313,909	140,000	32,640	60,120	—	7,582	67,792	622,043

(1)	Mr. Wahba was appointed to the position of Interim Co-Chief Executive Officer effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer. The amounts shown in the table for fiscal 2011 reflect Mr. Wahba’s compensation for all services rendered in all capacities to the Company for the full fiscal year. The amount reported in column I for fiscal 2011 includes dividends paid on restricted stock awards and an ESOP allocation. The total value of all perquisites and other personal benefits did not exceed $10,000 in fiscal 2011 and has been excluded from the table. Mr. Wahba joined the Company as Treasurer and Chief Financial Officer on June 1, 2010.

(2)	Mr. Criteser was appointed to the position of Interim Co-Chief Executive Officer effective April 19, 2011 subject to the Board’s search for and consideration of a permanent Chief Executive Officer. Mr. Criteser continues to serve as President and Chief Executive Officer of CBI. The amounts shown in the table for fiscal 2011 reflect Mr. Criteser’s compensation for all services rendered in all capacities to the Company and its subsidiaries for the full fiscal year. The amount reported in column I for fiscal 2011 includes dividends paid on restricted stock awards and an ESOP allocation. The total value of all perquisites and other personal benefits did not exceed $10,000 in fiscal 2011 and has been excluded from the table. Prior to his appointment as Interim Co-Chief Executive Officer, Mr. Criteser was not considered an executive officer of the Company.

(3)

Mr. Laverty stepped down as President and Chief Executive Officer effective April 19, 2011 and retired on June 30, 2011. The amount reported in column I for fiscal 2011 includes: (a) amounts paid in connection with Mr. Laverty’s retirement pursuant to the terms of the Separation Agreement between the Company and Mr. Laverty (the “Laverty Separation Agreement”), consisting of severance payments to be made in fiscal 2012 ($425,000), and other amounts relating to his separation ($327,429); (b) accumulated paid days off ($76,132); (c) dividends paid on restricted stock awards; (d) an ESOP allocation; and (e) life insurance premiums. The total value of all perquisites and other personal benefits did not exceed $10,000 in fiscal 2011 and has been excluded from the table.

(4)	On August 26, 2010, the Board of Directors designated Mr. Harding as an executive officer of the Company. The amount reported in column I for fiscal 2011 includes dividends paid on restricted stock awards and an ESOP allocation. The total value of all perquisites and other personal benefits did not exceed $10,000 in fiscal 2011 and has been excluded from the table.

(5)	Ms. Gómez was promoted to Vice President and Controller on March 17, 2009. Prior to her promotion, Ms. Gómez was Controller of the Company. The amounts shown in the table for fiscal 2009 reflect Ms. Gómez’s compensation in all capacities for the full fiscal year. The amount reported in column I for fiscal 2011 includes life insurance premiums, dividends paid on restricted stock awards and an ESOP allocation. The total value of all perquisites and other personal benefits did not exceed $10,000 in fiscal 2011 and has been excluded from the table.

(6)	Mr. Garrett joined the Company as General Counsel and Assistant Secretary on December 1, 2010. The amount reported in column I for fiscal 2011 includes perquisites and other personal benefits consisting of an automobile allowance ($3,850) and relocation assistance ($8,176).

(7)	Mr. Webb separated from the Company on September 17, 2010. Mr. Webb became Executive Vice President of Sales and Marketing on February 25, 2010, prior to which time he served as Executive Vice President and Chief Operating Officer. The amounts shown in the table for fiscal 2010 reflect Mr. Webb’s compensation in all capacities for the full fiscal year. The amount reported in column I for fiscal 2011 includes: (a) amounts paid in connection with Mr. Webb’s separation pursuant to his employment agreement with the Company, consisting of outplacement services ($10,000) and related tax gross-up ($5,683), severance payments made in fiscal 2011 ($241,388), severance payments to be made in fiscal 2012 ($80,462), and a Company-owned automobile valued at $9,000; (b) accumulated paid days off ($17,045); and (c) dividends paid on restricted stock awards.

Salary (Column C)

The amounts reported in column C represent base salaries earned by each of the Named Executive Officers for the fiscal year indicated, prorated based on applicable start or separation dates during the fiscal year. The amounts shown include amounts contributed to the Company’s 401(k) plan.

Bonus (Column D)

The amounts reported in column D for fiscal 2009 reflect non-recurring and discretionary bonuses paid to the Company’s executive officers. All non-equity incentive plan compensation paid to the Named Executive Officers under the Incentive Plan is shown in column G.

Stock Awards (Column E)

The amounts reported in column E represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on September 13, 2011, except that, as required by applicable SEC rules, we did not reduce the amounts in this column for any forfeitures relating to service-based (time-based) vesting conditions.

Option Awards (Column F)

The amounts reported in column F represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on September 13, 2011, except that, as required by applicable SEC rules, we did not reduce the amounts in this column for any forfeitures relating to service-based (time-based) vesting conditions.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus under the Incentive Plan for the fiscal years indicated. As described above under the heading “Compensation Discussion and Analysis—Incentive Cash Bonus,” because the Company did not achieve threshold operating cash flow of $24.0 million for fiscal 2011, no bonuses were awarded to the Company’s Named Executive Officers in fiscal 2011.

Change in Pension Value (Column H)

The amounts representing the change in pension value reported in column H were generated by the combination of increases in the accrued pension benefit and change in conversion of that benefit to a present value. Accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay times years of service as of the end of the fiscal year. Accrued benefits as of the end of each fiscal year increased over accrued benefits as of the end of the prior fiscal year because an additional year of service was included and because the averages of the most recent five years of pay were greater than the averages as of one year earlier. The conversion to a present value produced a further increase because normal retirement age, the assumed commencement of benefits, was one year closer. The present value conversion can also cause an increase or decrease in value due to changes in actuarial assumptions. The discount rate used to calculate present values decreased from 6.25% as of the end of fiscal 2009 to 5.60% as of the end of fiscal 2010, producing an increase in the present value. The discount rate used to calculate present values decreased from 6.80% as of the end of fiscal 2008 to 6.25% as of the end of fiscal 2009, producing an increase in the present value. No other actuarial assumptions changed between the end of fiscal 2008 and the end of fiscal 2011. In the case of Mr. Laverty who left the Company before becoming vested in his accrued benefit, his only remaining pension benefit consists of employee contributions with a value of $29,935 on June 30, 2011. In fiscal 2011, we significantly modified our retirement-benefit program. Specifically, we amended our defined-benefit pension plan freezing the benefit for all participants effective June 30, 2011. After the plan freeze, participants do not accrue any benefits under the plan, and new hires are not eligible to participate in the plan. However, account balances continue to be credited with interest until paid out.

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits (to the extent not excluded therefrom pursuant to applicable SEC rules); life insurance premiums paid by the Company under the Company’s executive life insurance plan; allocations under the ESOP; dividends on restricted stock; payment for accumulated paid days off; and certain other compensation described in the footnotes to the Summary Compensation Table above.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the Named Executive Officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for fiscal 2011.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)		Maximum ($)
Jeffrey A. Wahba
Annual Cash Incentive Bonus	—	—	—	167,750	(7)	—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	4,500	20,000	18.03	244,535
	05/19/11	05/17/11	—	—		—	—	50,000	9.63	256,000

Patrick G. Criteser
Annual Cash Incentive Bonus	—	—	—	128,125	(7)	—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	3,000	12,138	18.03	153,257
	05/19/11	05/17/11	—	—		—	10,384	50,000	9.63	355,998

Roger M. Laverty III
Annual Cash Incentive Bonus	—	—	—	318,750		—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	11,172	72,828	18.03	796,436

Mark A. Harding
Annual Cash Incentive Bonus	—	—	—	125,000	(8)	—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	3,000	12,138	18.03	153,257
	05/19/11	05/17/11	—	—		—	—	20,000	9.63	102,400

Hortensia R. Gómez
Annual Cash Incentive Bonus	—	—	—	55,350		—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	1,000	3,468	18.03	46,364

Larry B. Garrett
Annual Cash Incentive Bonus	—	—	—	78,759	(9)	—	—	—	—	—
Time Based	12/09/10	12/07/10	—	—		—	3,000	12,138	18.03	153,257

Drew H. Webb
Annual Cash Incentive Bonus	—	—	—	—		—	—	—	—	—
Time Based	—	—	—	—		—	—	—	—	—

(1)	Reflects the date on which the grants were approved by the Compensation Committee.

(2)	Represents annual cash incentive opportunities based on fiscal 2011 performance under the Incentive Plan. There are no thresholds or maximums under the Incentive Plan. The targets are set each fiscal year by the Compensation Committee. The bonus amounts are based on the Company’s financial performance and satisfaction of individual participant goals. The Compensation Committee has discretion to increase, decrease or entirely eliminate the bonus amount derived from the Incentive Plan’s formula. The maximum amount that can be awarded under the Incentive Plan is within the discretion of the Compensation Committee.

(3)	Restricted stock granted under the Omnibus Plan for the Named Executive Officers cliff vests on the third anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan, with the exception of the May 19, 2011 award to Mr. Criteser, which vests on the one year anniversary of the date of grant subject to the provisions of Mr. Criteser’s employment agreement with the Company. The restricted stock shown in the table granted to Mr. Laverty was unvested and forfeited upon his retirement from the Company on June 30, 2011. The Compensation Committee did not grant any equity to Mr. Webb in fiscal 2011 due to his separation from the Company in September 2010.

(4)	Stock options granted under the Omnibus Plan vest in one-third (1/3) increments on each anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan, with the exception of the May 19, 2011 awards to Messrs. Wahba, Criteser and Harding, which vest on the one year anniversary of the date of grant subject to the provisions of the employment agreements or arrangements between the Company and such officers. The stock options shown in the table granted to Mr. Laverty were unvested and forfeited upon his retirement from the Company on June 30, 2011. The Compensation Committee did not grant any equity to Mr. Webb in fiscal 2011 due to his separation from the Company in September 2010.

(5)	Exercise price of stock option awards is equal to the closing market price on the date of grant.

(6)	Reflects the grant date fair value of restricted stock and stock option awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on September 13, 2011, except that, as required by applicable SEC rules, we did not reduce the amounts in these columns for any forfeitures relating to service-based (time-based) vesting conditions.

(7)	Based on fiscal 2011 annual base salary before giving effect to salary increase in connection with appointment to Interim Co-Chief Executive Officer effective April 19, 2011.

(8)	Based on fiscal 2011 annual base salary before giving effect to temporary salary increase in connection with added responsibilities during the Company’s search for a permanent Chief Executive Officer.

(9)	Prorated based on commencement date of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at June 30, 2011 granted to each of our Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey A. Wahba	7,333	14,667	—	16.78	06/01/17	3,000	30,420	—	—
	—	20,000	—	18.03	12/09/17	4,500	45,630	—	—
	—	50,000	—	9.63	05/19/18	—	—	—	—

Patrick G. Criteser	7,500	—	—	22.70	02/20/15	—	—	—	—
	5,000	2,500	—	21.76	12/11/15	1,000	10,140	—	—
	4,046	8,092	—	18.41	12/10/16	1,862	18,881	—	—
	—	12,138	—	18.03	12/09/17	3,000	30,420	—	—
	—	50,000	—	9.63	05/19/18	10,384	105,294	—	—

Roger M. Laverty III(4)	40,000	—	—	22.70	09/30/11	—	—	—	—
	26,666	—	—	21.76	09/30/11	—	—	—	—
	24,276	—	—	18.41	09/30/11	—	—	—	—

Mark. A. Harding	3,000	—	—	22.11	03/03/15	—	—	—	—
	2,000	1,000	—	21.76	12/11/15	300	3,042	—	—
	3,179	6,358	—	18.41	12/10/16	1,463	14,835	—	—
	—	12,138	—	18.03	12/09/17	3,000	30,420	—	—
	—	20,000	—	9.63	05/19/18	—	—	—	—

Hortensia R. Gómez	3,000	—	—	22.70	02/20/15	—	—	—	—
	2,000	1,000	—	21.76	12/11/15	300	4,527	—	—
	1,156	2,312	—	18.41	12/10/16	532	5,394	—	—
	—	3,468	—	18.03	12/09/17	1,000	10,140	—	—

Larry B. Garrett	—	12,138	—	18.03	12/09/17	3,000	30,420	—	—

Drew H. Webb(5)	—	—	—	—	—	—	—	—	—

(1)	Stock options granted under the Omnibus Plan vest in one-third (1/3) increments on each anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan, with the exception of the May 19, 2011 awards to Messrs. Wahba (50,000 options), Criteser (50,000 options) and Harding (20,000 options), which vest on the one year anniversary of the date of grant subject to the provisions of the applicable employment agreements or arrangements with such officers.

(2)	Restricted stock granted under the Omnibus Plan for the Named Executive Officers cliff vests on the third anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan, with the exception of the May 19, 2011 award of 50,000 shares of restricted stock to Mr. Criteser, which vests on the one year anniversary of the date of grant subject to the provisions of Mr. Criteser’s employment agreement with the Company.

(3)	The market value was calculated by multiplying the closing price of our Common Stock on June 30, 2011 ($10.14) by the number of shares of unvested restricted stock.

(4)	Excludes 28,944 shares of restricted stock and 134,714 shares subject to unvested stock options previously granted to Mr. Laverty which were forfeited upon Mr. Laverty’s retirement from the Company on June 30, 2011.

(5)	Excludes 9,000 shares subject to vested stock options previously granted to Mr. Webb which expired on December 17, 2010.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the fiscal year ended June 30, 2011.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Jeffrey A. Wahba	—	—	—	—
Patrick G. Criteser	—	—	1,000	14,890
Roger M. Laverty III	—	—	6,600	98,274
Mark A. Harding	—	—	300	3,600
Hortensia R. Gómez	—	—	300	4,467
Larry B. Garrett	—	—	—	—
Drew H. Webb	—	—	—	—

(1)	The value realized on vesting of restricted stock was calculated by multiplying the closing price of a share of our Common Stock on the business day prior to the vesting date, multiplied by the number of shares vested.

Compensation Risk Assessment

The Company generally uses a combination of base salary, performance-based compensation, and retirement plans throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Route sales personnel are paid primarily on a sales commission basis, but all of our executive officers are paid under the programs and plans for non-sales employees. Certain departments have different or supplemental compensation programs tailored to their specific operations and goals. The Company believes that these compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking.

Employment Agreements and Arrangements

Wahba and Criteser Employment Agreements

On May 18, 2011, the Company and Jeffrey A. Wahba entered into an Amended and Restated Employment Agreement, effective as of April 19, 2011, as amended (the “Wahba Employment Agreement”), pursuant to which Mr. Wahba will serve as Interim Co-Chief Executive Officer of the Company, reporting to the Audit Committee of the Board of Directors, and Treasurer and Chief Financial Officer of the Company, with oversight responsibility for all financial (including treasury), accounting, legal, compliance, human resources and IT functions of the Company, green coffee purchasing and the operations of the Company’s Spice Products division.

On May 18, 2011, the Company and Patrick G. Criteser entered into an Employment Agreement, effective as of April 19, 2011 (the “Criteser Employment Agreement”), pursuant to which Mr. Criteser will serve as

Interim Co-Chief Executive Officer of the Company, reporting to the Audit Committee of the Board of Directors, and President and CEO of CBI, with oversight responsibility for all sales and marketing functions of the Company and CBI, including, without limitation, route sales, and for all Company manufacturing and distribution operations other than the Spice Products division operations.

Pursuant to the Wahba and Criteser Employment Agreements, so long as Mr. Wahba and Mr. Criteser are serving as Interim Co-CEO’s, they will each receive a base salary of $350,000 per annum; however, for a period of six months starting April 19, 2011, their base salary was reduced to $315,000 per annum. On October 19, 2011, the annual base salary for each of them reverted to $350,000. If either Mr. Wahba or Mr. Criteser is selected as the sole permanent CEO, both are selected as permanent co-CEO’s, or either is serving as sole interim CEO, compensation will be set by mutual agreement. If Mr. Wahba or Mr. Criteser is serving neither as sole interim or sole permanent CEO nor as co-CEO on an interim or permanent basis, but is still employed by the Company or CBI, as applicable, in the case of Mr. Wahba, his present title will revert to Treasurer and Chief Financial Officer and his annual base salary will revert to $305,000, and, in the case of Mr. Criteser, his present title will revert to President and CEO of CBI and his annual base salary will revert to $256,250.

Messrs. Wahba and Criteser will each be entitled to participate in the Incentive Plan (or any successor plan), with the amount of any target award thereunder to be equal to 55% of his base salary. Messrs. Wahba and Criteser are each entitled to all benefits and perquisites provided by the Company from time to time to its senior executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies, including paid days off, group health insurance, participation in the Omnibus Plan, life insurance, business travel insurance, qualified retirement plan, 401(k) plan, employee stock ownership plan, cell phone, company credit card, and expense reimbursement, and may include use of an automobile or an automobile allowance in accordance with Company policy for senior executives.

On May 19, 2011, Messrs. Wahba and Criteser were each granted 50,000 non-qualified stock options (“Incentive Grant”). In addition, at the time the Board selects a permanent CEO or permanent co-CEO’s (regardless of who is selected) or the first business day following the end of the blackout period which covers January 1, 2012, whichever occurs first, Messrs. Wahba and Criteser will each be granted an additional 15,000 non-qualified stock options (“Retention Grant”) at an exercise price equal to the closing price on the grant date. The Incentive Grant and Retention Grant will vest on the one year anniversary of the grant date, provided the recipient is then employed by the Company, subject to accelerated vesting in the case of death, disability, or termination of employment for other than “Cause” or resignation for “Good Reason,” as such terms are defined in the Wahba and Criteser Employment Agreements. “Good Reason” will exist if the executive is not offered or, if offered, does not accept the position of permanent sole Chief Executive Officer or permanent co-Chief Executive Officer, or no permanent Chief Executive Officer has been selected by the Company by January 1, 2012, and within six months thereafter, the executive resigns; provided, with respect to the Retention Grant, “Good Reason” will not include the foregoing trigger and the options instead will be cancelled upon resignation in such case. On May 19, 2011, Mr. Criteser also received an award of restricted stock under the Omnibus Plan equal to $100,000 divided by the closing price on the grant date. These shares will vest on the first anniversary of the grant date, and will be subject to the same acceleration terms as the Incentive Grant described above.

Mr. Wahba’s and Mr. Criteser’s employment may be terminated by the Company at any time with or without Cause. Their employment also will terminate upon their resignation, with or without Good Reason, death or permanent incapacity. Upon certain events of termination, Messrs. Wahba and Criteser are entitled to the benefits described below under the heading “Change in Control and Termination Arrangements.”

Harding Letter Agreement

On May 18, 2011, the Company and Mark A. Harding entered into a Letter Agreement, effective as of April 19, 2011 (the “Harding Letter Agreement”), regarding Mr. Harding’s role in the management transition resulting from the retirement of Roger M. Laverty III and the search for a new Chief Executive Officer. Mr. Harding will continue to have oversight responsibilities for the Company’s route sales operations (west and east), plant operations, distribution, transportation, purchasing and such other duties consistent with his level of responsibility as are assigned by the Board of Directors or either Interim Co-Chief Executive Officer.

Pursuant to the Harding Letter Agreement, Mr. Harding’s annual base salary will be $275,000 until such time as the Company has identified a permanent CEO or permanent co-CEO’s; however, for a period of six months starting April 19, 2011, his base salary was reduced to $247,500 per annum. On October 19, 2011, Mr. Harding’s annual base salary reverted to $275,000. In addition, on May 19, 2011, Mr. Harding was granted 20,000 non-qualified stock options at an exercise price equal to the closing price on the grant date. At the time the Board selects a permanent CEO or permanent co-CEO’s (regardless of who is selected) or the first business day following the end of the blackout period which covers January 1, 2012, whichever occurs first, Mr. Harding will be granted an additional 20,000 non-qualified stock options at an exercise price equal to the closing price on the grant date. The foregoing awards will vest on the one year anniversary of the grant date, provided Mr. Harding is then employed by the Company, subject to accelerated vesting in the case of death, disability, or termination of employment for other than “Cause” or resignation for “Good Reason,” as such terms are defined in the Harding Letter Agreement; provided that, with respect to the foregoing retention grant, if Mr. Harding resigns within six (6) months after the hiring of the permanent CEO, such options will not vest and will be cancelled.

Laverty Employment Agreement and Separation Agreement

The Company entered into an Employment Agreement, as amended, with Roger M. Laverty III (the “Laverty Employment Agreement”). The Laverty Employment Agreement provided that Mr. Laverty would serve as President and Chief Executive Officer of the Company, with the powers, general duties and responsibilities typically vested in a chief executive officer. On April 19, 2011, Mr. Laverty stepped down as President and Chief Executive Officer, and retired from the Company on June 30, 2011. The Company and Mr. Laverty entered into a Separation Agreement, dated April 1, 2011 (the “Laverty Separation Agreement”). Pursuant to the Laverty Separation Agreement, Mr. Laverty continued to serve as a director of the Company and continued to receive the compensation and benefits to which he is entitled under the Laverty Employment Agreement through June 30, 2011. In addition, pursuant to the Laverty Separation Agreement, Mr. Laverty is entitled to certain severance payments and benefits described below under the heading “Change in Control and Termination Arrangements.”

Garrett Employment Agreement

On December 1, 2010, the Company and Larry B. Garrett entered into an Employment Agreement (the “Garrett Employment Agreement” and, together with the Wahba and Criteser Employment Agreements, the “Employment Agreements”), pursuant to which Mr. Garrett will serve as General Counsel and Assistant Secretary of the Company, reporting to the Chief Financial Officer, with oversight responsibility for the Company’s legal affairs and service as the Company’s primary labor and employment law attorney.

Mr. Garrett’s annual base salary is subject to annual review and may be adjusted upward or downward by the Company from time to time but may not be reduced below $270,000 per annum. Mr. Garrett is entitled to participate in the Incentive Plan (or any successor plan), with the amount of any target award thereunder to be equal to 50% of his base salary (prorated at 29.17% in fiscal 2011 to reflect Mr. Garrett’s commencement date). Mr. Garrett is entitled to all benefits and perquisites provided by the Company from time to time to its senior executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies, including paid days off, group health insurance, participation in the Omnibus Plan, life insurance, business travel insurance, 401(k) plan, employee stock ownership plan, cell phone, company credit card, and expense reimbursement, and may include use of an automobile or an automobile allowance in accordance with Company policy for senior executives. Mr. Garrett is also entitled to reimbursement of certain expenses associated with his relocation to Southern California. Mr. Garrett’s employment may be terminated by the Company at any time with or without Cause (as defined in the Garrett Employment Agreement). Mr. Garrett’s employment also will terminate upon his resignation, with or without Good Reason (as defined in the Garrett Employment Agreement), death or permanent incapacity. Upon certain events of termination, Mr. Garrett is entitled to the benefits described below under the heading “Change in Control and Termination Arrangements.”

Webb Employment Agreement

The Company entered into an Employment Agreement, as amended, with Drew H. Webb (the “Webb Employment Agreement”). The Webb Employment Agreement provided that Mr. Webb would serve as Executive Vice President of Sales and Marketing of the Company, with oversight responsibility for the Company’s sales, marketing, strategic planning and corporate development. On September 17, 2010, Mr. Webb separated from the Company. As a result, Mr. Webb received certain severance payments and benefits described below under the heading “Change in Control and Termination Arrangements.”

Pension Benefits

The following table provides information as of the end of fiscal 2011 with respect to the Farmer Bros. Salaried Employees Pension Plan (the “Farmer Bros. Plan”), a defined benefit plan for the majority of the Company’s employees who are not covered under a collective bargaining agreement, for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey A. Wahba	Farmer Bros. Salaried Employees Pension Plan	—	—	—
Patrick G. Criteser	Farmer Bros. Salaried Employees Pension Plan	4.00	84,905	—
Roger M. Laverty III	Farmer Bros. Salaried Employees Pension Plan	3.92	29,935	—
Mark A. Harding	Farmer Bros. Salaried Employees Pension Plan	2.75	40,521	—
Hortensia R. Gómez	Farmer Bros. Salaried Employees Pension Plan	4.42	77,321	—
Larry B. Garrett	Farmer Bros. Salaried Employees Pension Plan	—	—	—
Drew H. Webb	Farmer Bros. Salaried Employees Pension Plan	—	—	—

Named Executive Officers participate in the same contributory defined benefit pension plan offered to other non-union company employees; however Messrs. Wahba and Garrett were hired after participation in the plan was frozen on January 1, 2010, so no benefit is available to them, and Mr. Webb elected not to participate in the plan. Annuity benefits payable monthly under the Farmer Bros. Plan are calculated as 1.50% of average compensation multiplied by the number of years of credited service, but not less than $60 per month for the first 20 years of credited service plus $80 per month for each year of credited service in excess of 20 years. However, no additional benefit accrual will be earned after June 30, 2011. For this formula, average compensation is defined as the monthly average of total pay received for the 60 consecutive months out of the 120 latest months before the retirement date which gives the highest average. The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55 upon retirement, but are subject to a 4% per year reduction for the number of years before age 62 when benefits began. Benefits under a predecessor plan are included in the figures shown in the table above. Maximum annual combined benefits under both plans generally cannot exceed the lesser of $195,000 or the average of the employee’s highest three years of compensation.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in Note 7 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on September 13, 2011.

Change in Control and Termination Arrangements

Change in Control Agreements

The Company has entered into a Change in Control Severance Agreement (“Severance Agreement”) with each of its current Named Executive Officers which provides certain severance benefits to such persons in the event of a Change in Control (as generally defined below). Each Severance Agreement expires at the close of business on December 31, 2011, subject to automatic one year extensions unless the Company or such executive officer notified the other no later than September 30, 2011 that the term would not be extended. Neither the Company nor any executive officer notified the other that the term would not be extended, so the term of each Severance Agreement has been extended to December 31, 2012, subject to possible further extensions. Notwithstanding the foregoing, if prior to a Change in Control, an executive officer ceases to be an employee of the Company, his or her Severance Agreement will be deemed to have expired. The Severance Agreements with Messrs. Laverty and Webb automatically expired in connection with their retirement and separation, respectively, from the Company.

Under each of the Severance Agreements, a Change in Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (ii) at the time individuals making up the Incumbent Board (as defined in the Severance Agreements) cease for any reason to constitute at least a majority of the Board; or (iii) the approval of the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (other than any transaction with respect to which persons who were the stockholders of the Company immediately prior to such transaction continue to represent at least 50% of the outstanding Common Stock of the Company or such surviving entity or parent or affiliate thereof immediately after such transaction). In the event of certain termination events in connection with a Change in Control or Threatened Change in Control (as defined in the Severance Agreements), the current Named Executive Officers will be entitled to certain payments and benefits shown in the tables below.

Each Severance Agreement provides that while such executive officer is receiving compensation and benefits thereunder, such executive officer will not in any manner attempt to induce or assist others to attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns. In the event such executive officer breaches this provision, all compensation and benefits under the Severance Agreement will immediately cease.

Employment Agreements

Under the Employment Agreements with Messrs. Wahba, Criteser and Garrett, upon termination without Cause (as defined in the applicable Employment Agreement) or by such officer’s resignation with Good Reason (as defined in the applicable Employment Agreement), such officer will be entitled to certain payments and benefits shown in the tables below. Receipt of any severance amounts under any Employment Agreement is conditioned upon execution of a general release of claims against the Company. Notwithstanding the foregoing, if the officer becomes eligible for severance benefits under the Severance Agreement described above, the benefits provided under that agreement will be in lieu of, and not in addition to, the severance benefits under his Employment Agreement.

Potential Payments Upon Termination or Change in Control

The following tables describe potential payments and benefits upon termination, including resignation, severance, retirement or a constructive termination, or a change in control, including under the agreements described above, to which our Named Executive Officers serving at the end of the last fiscal year would be entitled. The estimated amount of compensation payable to each such Named Executive Officer in each situation is listed in the tables below assuming that the termination and/or change in control of the Company occurred at June 30, 2011. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

The tables and discussion below do not reflect (i) payments that would be provided to each Named Executive Officer under the Farmer Bros. Plan following termination of employment on the last business day of the fiscal year end; and (ii) the value of retiree medical insurance benefits, if any, that would be provided to each Named Executive Officer following such termination of employment, because, in each case, these benefits are generally available to all regular Company employees similarly situated in age, years of service and date of hire and do not discriminate in favor of executive officers.

The tables exclude Mr. Laverty who stepped down as an executive officer on April 19, 2011 and retired as an employee on June 30, 2011, and Mr. Webb, who separated from the Company on September 17, 2010. Pursuant to the Separation Agreement with Mr. Laverty, he will receive as severance (i) his base salary of $425,000, payable in monthly installments for a period of one (1) year in accordance with the Company’s standard payroll practices; (ii) partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year; and (iii) $318,750, representing his fiscal 2011 target bonus under the Incentive Plan. In exchange for the foregoing payments, Mr. Laverty provided the Company a general release of claims as required under the Laverty Employment Agreement. Vesting and exercise of all stock options and restricted stock awards granted to Mr. Laverty will be governed by the terms and conditions of the applicable award agreements. Pursuant to the terms of the Webb Employment Agreement, Mr. Webb will continue to receive his base salary for a period of one (1) year from the effective termination date, such payment to be made in installments in accordance with the Company’s standard payroll practices. In addition, Mr. Webb received outplacement services in the amount of $10,000 and a related tax gross-up of $5,683, and a Company-owned automobile valued at $9,000. In exchange for the foregoing payments, Mr. Webb provided the Company a general release of claims as required under the Webb Employment Agreement.

JEFFREY A. WAHBA	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	$—	$—	$—	$700,000	$700,000	$350,000
Bonus Payments	$192,500	$192,500	$—	$192,500	$192,500	$192,500
Value of Accelerated Stock Options	$977	$977	$—	$—	$—	$—
Value of Accelerated Restricted Stock	$19,387	$19,387	$—	$—	$—	$—
Qualified and Non-Qualified Plans	$—	$—	$—	$—	$—	$—
ESOP	$3,671	$3,671	$—	$—	$—	$—
Health and Dental Insurance	$—	$11,892	$—	$23,785	$23,785	$11,892
Outplacement Services	$—	$—	$—	$25,000	$25,000	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—

Total Pre-Tax Benefit	$216,535	$228,427	$—	$941,285	$941,285	$554,392

PATRICK G. CRITESER	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	$—	$—	$—	$700,000	$700,000	$350,000
Bonus Payments	$192,500	$192,500	$—	$192,500	$192,500	$192,500
Value of Accelerated Stock Options	$977	$977	$—	$—	$—	$—
Value of Accelerated Restricted Stock	$24,894	$24,894	$—	$—	$—	$—
Qualified and Non-Qualified Plans	$—	$—	$—	$84,905	$84,905	$—
ESOP	$27,540	$27,540	$—	$38,715	$38,715	$—
Health and Dental Insurance	$—	$11,892	$—	$23,785	$23,785	$11,892
Outplacement Services	$—	$—	$—	$25,000	$25,000	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—

Total Pre-Tax Benefit	$245,912	$257,804	$—	$1,064,905	$1,064,905	$554,392

MARK A. HARDING	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	$—	$—	$—	$550,000	$550,000	$—
Bonus Payments	$—	$—	$—	$137,500	$137,500	$—
Value of Accelerated Stock Options	$391	$391	$—	$—	$—	$—
Value of Accelerated Restricted Stock	$16,772	$16,772	$—	$—	$—	$—
Qualified and Non-Qualified Plans	$—	$—	$—	$—	$—	$—
ESOP	$18,972	$18,972	$—	$—	$—	$—
Health and Dental Insurance	$—	$11,892	$—	$23,785	$23,785	$—
Outplacement Services	$—	$—	$—	$25,000	$25,000	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—

Total Pre-Tax Benefit	$36,135	$48,027	$—	$736,285	$736,285	$—

HORTENSIA R. GÓMEZ	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	$—	$—	$—	$369,000	$369,000	$—
Bonus Payments	$—	$—	$—	$55,350	$55,350	$—
Value of Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Value of Accelerated Restricted Stock	$7,253	$7,253	$—	$—	$—	$—
Qualified and Non-Qualified Plans	$—	$—	$—	$77,321	$77,321	$—
ESOP	$30,968	$30,968	$30,968	$39,688	$39,688	$30,968
Health and Dental Insurance	$—	$5,272	$—	$10,544	$10,544	$—
Outplacement Services	$—	$—	$—	$25,000	$25,000	$—
Life Insurance Proceeds	$100,000	$—	$—	$—	$—	$—

Total Pre-Tax Benefit	$138,220	$43,492	$30,968	$576,903	$576,903	$30,968

LARRY B. GARRETT	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	$—	$—	$—	$540,000	$540,000	$270,000
Bonus Payments	$135,000	$135,000	$—	$135,000	$135,000	$135,000
Value of Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Value of Accelerated Restricted Stock	$5,634	$5,634	$—	$—	$—	$—
Qualified and Non-Qualified Plans	$—	$—	$—	$—	$—	$—
ESOP	$—	$—	$—	$—	$—	$—
Health and Dental Insurance	$—	$5,272	$—	$10,544	$10,544	$5,272
Outplacement Services	$—	$—	$—	$25,000	$25,000	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—

Total Pre-Tax Benefit	$140,634	$145,906	$—	$710,544	$710,544	$410,272

Base Salary Continuation

Severance Agreements

Under each Severance Agreement, if (i) a Change in Control occurs and the executive officer’s employment is terminated within the two years following the occurrence of the Change in Control by the Company other than for Cause, Disability (each as defined in the Severance Agreement) or death, or by Resignation for Good Reason (as defined in the Severance Agreement), or (ii) a Threatened Change in Control (as defined in the Severance Agreement) occurs and the executive officer’s employment is terminated during the Threatened Change in Control Period (as defined in the Severance Agreement) by the Company other than for Cause, Disability or death, or there is a Resignation for Good Reason by the executive officer (a “Change in Control Event”), such executive officer will be entitled to receive his or her base salary, excluding bonuses, at the rate in effect on the date of termination for a period of twenty-four (24) months, such payment to be made in installments in accordance with the Company’s standard payroll practices, commencing in the month following the month in which the executive officer’s Separation from Service (as defined in the Severance Agreement) occurs, subject to the payment limitations with respect to “specified employees” under Section 409A of the Code.

Employment Agreements

Under the Employment Agreements, if termination occurs at the election of the Company without Cause (as defined in the applicable Employment Agreement) or by the officer’s resignation with Good Reason (as defined in the applicable Employment Agreement), the officer will continue to receive his base salary for a period of one (1) year from the effective termination date, such payment to be made in installments in accordance with the Company’s standard payroll practices, commencing in the month following the month in which the executive officer’s Separation from Service (as defined in the applicable Employment Agreement) occurs, subject to the payment limitations with respect to “specified employees” under Section 409A of the Code.

The base salary amounts shown in the tables above for Messrs. Wahba, Criteser and Harding do not reflect the temporary 10% reduction in annual base salary through October 19, 2011.

Bonus Payments

Severance Agreements

Under each Severance Agreement, if a Change in Control Event occurs, the Named Executive Officer will receive a payment equal to one hundred percent (100%) of the Named Executive Officer’s target bonus for the fiscal year in which the date of termination occurs (or, if no target bonus has been assigned as of the date of termination, the average bonus paid to such Named Executive Officer for the last three (3) completed fiscal years or for the number of completed fiscal years such person has been in the employ of the Company if fewer than three (3)), such payment to be made in a lump sum, subject to the payment limitations with respect to “specified employees” under Section 409A of the Code.

Employment Agreements

Under the Employment Agreements, if termination occurs at the election of the Company without Cause (as defined in the applicable Employment Agreement) or by the officer’s resignation with Good Reason (as defined in the applicable Employment Agreement), such officer will receive an amount equal to his target award under the Incentive Plan for the fiscal year in which such termination is effective (or, if no target bonus has been assigned as of the date of termination, the average bonus paid by the Company to the executive officer for the last three (3) completed fiscal years or for the number of completed fiscal years such person has been in the employ of the Company if fewer than three (3)), prorated through the effective termination date. Payment of such amount will be made in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which the executive officer’s Separation from Service (as defined in the applicable Employment Agreement) occurs, subject to the payment limitations with respect to “specified employees” under Section 409A of the Code. The Company will also pay a prorated portion of the target award under the Incentive Plan in the event of the executive’s death or disability.

The bonus payment amounts reflected in the tables above for Messrs. Wahba, Criteser and Harding are calculated based on annual base salaries without giving effect to the temporary 10% reduction in annual base salary through October 19, 2011. The bonus payment amounts shown in the table above for Mr. Garrett are based on his fiscal 2012 target bonus of $135,000.

Value of Accelerated Stock Options and Restricted Stock

Under the terms of the stock option and restricted stock awards, in the event of death or disability a prorata portion (determined based on the actual number of service days during the vesting period divided by the total number of days during the vesting period) of any unvested stock options and restricted stock will be deemed to have vested immediately prior to the date of death or disability and, in the case of the restricted stock, will no longer be subject to forfeiture. The May 19, 2011 equity awards to Messrs. Wahba, Criteser and Harding are also subject to accelerated vesting in the case of death, disability, or termination of employment for other than “Cause” or resignation for “Good Reason,” as such terms are defined in the Wahba and Criteser Employment Agreements and the Harding Letter Agreement, as described above under the heading “—Employment Agreements and Arrangements.”

The value of accelerated equity awards shown in the tables above was calculated using the closing price of our Common Stock on June 30, 2011 ($10.14). The value of the options is the aggregate spread between $10.14 and the exercise price of the accelerated options, if less than $10.14, while $10.14 is the intrinsic value of the restricted stock grants.

Under the Omnibus Plan, the plan administrator also has discretionary authority regarding accelerated vesting upon termination other than by reason of death or disability, or in connection with an impending Change in Control (as defined in the Omnibus Plan). The amounts in the tables above assume such discretionary authority was not exercised. Additionally, under the Omnibus Plan, unless otherwise provided in any applicable award agreement, if a Change in Control occurs and a participant’s awards are not continued, converted, assumed or replaced by the Company or a parent or subsidiary of the Company, or a Successor Entity (as defined in the Omnibus Plan), such awards will become fully exercisable and/or payable, and all forfeiture, repurchase and other restrictions on such awards will lapse immediately prior to such Change in Control. The amounts in the tables above assume such awards were continued, converted, assumed or replaced in connection with a Change in Control.

Qualified and Non-Qualified Plans; ESOP

Under each Severance Agreement, if a Change in Control Event occurs, subject to eligibility provisions of the plans, the Named Executive Officer will continue to participate in the tax-qualified and non-qualified retirement, savings and employee stock ownership plans of the Company during the twenty-four (24) month period following the Named Executive Officer’s date of termination unless he or she commences other employment prior to the end of the twenty-four (24) month period, in which case, such participation will end on the date of his or her new employment. In addition, upon termination of employment for any reason, including death, disability, retirement or other termination, the Named Executive Officer will be entitled to his or her vested benefits under the Farmer Bros. Plan and the ESOP.

Estimated qualified and non-qualified plan benefits shown in the tables above reflect the present value of the vested accumulated benefits under the Farmer Bros. Plan. Amounts shown in the tables above exclude vested employee contributions under the Farmer Bros. Plan.

Estimated ESOP benefits shown in the tables above reflect the value of vested allocated shares in the ESOP plus, in the case of a Change in Control Event, an annual allocation of ESOP shares to qualified employees (estimated to be $19,033 for Messrs. Wahba, Criteser, and Harding and Ms. Gomez). The estimated value of the ESOP shares is based on the closing price of our Common Stock on June 30, 2011 ($10.14).

Participants become 100% vested under the ESOP upon death, disability and, subject to certain eligibility requirements, retirement.

Health, Dental and Life Insurance

Severance Agreements

Under each Severance Agreement, if a Change in Control Event occurs, the health, dental and life insurance benefits coverage provided to the Named Executive Officer at his or her date of termination will be continued by the Company during the twenty-four (24) month period following the Named Executive Officer’s date of termination unless he or she commences employment prior to the end of the twenty-four (24) month period and qualifies for substantially equivalent insurance benefits with his or her new employer, in which case such insurance coverages will end on the date of qualification. The Company will provide for such insurance coverages at its expense at the same level and in the same manner as if the Named Executive Officer’s employment had not terminated (subject to the customary changes in such coverages if the Named Executive Officer retires under a Company retirement plan, reaches age 65, or similar events and subject to the Named Executive Officer’s right to make any changes in such coverages that an active employee is permitted to make). Any additional coverages the Named Executive Officer had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Named Executive Officer was paying for such coverages at the time of termination will be paid by the Named Executive Officer. If the terms of any benefit plan do not permit continued participation, the Company will arrange for other coverage at its expense providing substantially similar benefits. Estimated payments shown in the tables above represent the current net annual cost to the Company of the employee’s participation in the Company’s medical insurance program offered to all non-union employees. In the event of death, the insurance may be continued for the surviving spouse.

Employment Agreements

Under the Employment Agreements, if termination occurs at the election of the Company without Cause (as defined in the applicable Employment Agreement) or by the officer’s resignation with Good Reason (as defined in the applicable Employment Agreement), such officer will continue to receive partially Company-paid COBRA coverage under the Company’s health care plan for a period of one (1) year after the effective termination date.

Company Benefit Plans

Under the Company’s group health plan, an employee who becomes totally disabled and his or her covered dependents will be eligible for coverage one year from the date disability began or a period equal to the time the employee was enrolled under the plan, whichever is less.

Outplacement Services

Under each Severance Agreement, if a Change in Control Event occurs, the Company will provide the Named Executive Officer with outplacement services at the expense of the Company, in an amount up to $25,000.

Indemnification

The Company has entered into the same form of Indemnification Agreement with each Named Executive Officer as is described below under the heading “Director Compensation—Director Indemnification.” The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or By-Laws of the Company, or the Delaware General Corporation Law.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As part of the Board’s commitment to excellence in corporate governance, and as required by Section 14A(a)(1) of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board is providing our stockholders with an opportunity to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables.

Under its charter, pursuant to the powers delegated by the Board, the Compensation Committee has the sole authority to determine and approve compensation for our Named Executive Officers, subject to Board review prior to approval in the case of equity compensation awards. Consistent with our compensation philosophy and objectives, our executive compensation program for our Named Executive Officers has been designed to balance compensation elements and levels that attract, motivate and retain talented executives with forms of compensation that are performance-based and/or aligned with stock performance and stockholder interests. The program rewards superior performance and provides consequences for underperformance. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables for more information.

We emphasize pay-for-performance. Annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed short-term performance goals. Because the Company failed to meet threshold operating cash flow under the Incentive Plan in fiscal 2011, no bonuses were awarded to the Named Executive Officers.

We believe our compensation programs are strongly aligned with the long-term interests of our stockholders. Compensation includes equity-based awards under the Omnibus Plan intended to align total compensation with stockholder interests by encouraging long-term performance. Equity represents a key component of the compensation of our Named Executive Officers as a percentage of total compensation.

In fiscal 2011, for Roger M. Laverty III, our former President and Chief Executive Officer, approximately 52% of target total direct compensation in fiscal 2011 was in the form of equity; approximately 28% was base salary; and approximately 21% was short-term incentive cash compensation under the Incentive Plan.

For our Named Executive Officers (other than Mr. Laverty and Mr. Webb), on average, approximately 45% of target total direct compensation in fiscal 2011 was in the form of equity; approximately 38% was base salary; and approximately 17% was short-term incentive cash compensation under the Incentive Plan. Mid-year base salary adjustments and additional equity awards were granted to Messrs. Wahba, Criteser and Harding due to the added responsibilities assigned to them subject to the Company’s search for a permanent Chief Executive Officer.

None of the stock options previously granted by the Company have been exercised, and none of the options outstanding as of October 17, 2011 are “in the money.”

We are committed to good governance and providing pay opportunities that reflect best practices. Executive compensation is determined by the Compensation Committee which is comprised solely of independent directors. The Compensation Committee has authority to retain an independent compensation consultant to provide it with advice on matters related to executive compensation. In light of the Company’s current financial condition and the Compensation Committee’s intent not to make any material changes to the Company’s executive compensation program, the Compensation Committee did not retain a compensation consultant in fiscal 2011.

The Company intends to provide competitive pay opportunities that reflect best practices. Accordingly, the Company:

•	Does not provide supplemental retirement benefits to Named Executive Officers in excess of those generally provided to other employees of the Company;

•	Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;

•	Has not engaged in the practice of re-pricing/exchanging stock options;

•	Does not provide for any “single trigger” severance payments in connection with a change in control of the Company to any Named Executive Officer;

•

Maintains an equity compensation program that generally has a long-term focus, including equity awards that generally vest over a period of 3 years, or, in the case of restricted stock awards, cliff vest at the end of three years (with the exception of the mid-year equity awards made to Messrs. Wahba, Criteser and Harding which have a shorter vesting period as described in more detail in the Compensation Discussion and Analysis);

•

Maintains compensation programs that have a strong pay-for-performance orientation. For example, in fiscal 2011 and fiscal 2010, due to the Company’s failure to meet threshold operating cash flow, the Company did not award any incentive bonuses (other than certain contractually obligated severance amounts based on target awards to certain departing executive officers);

•	Limits perquisites except in connection with the facilitation of the Company’s business or where necessary in recruiting and retaining key executives;

•	Maintains stock ownership guidelines for executive officers that require significant investment by these individuals in the Company’s Common Stock;

•

Has a clawback policy that requires the Board of Directors to review all bonuses and other incentive and equity compensation awarded to the Company’s executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s fraud or misconduct caused or partially caused such restatement; and

•

Monitors Company performance and adjusts compensation practices accordingly. For example, other than cost of living adjustments for three executive officers and a base salary increase in the case of one executive officer who had an increase in job responsibilities, initial fiscal 2011 base salaries did not increase from fiscal 2010 levels. In addition, for fiscal 2012, none of the Company’s current executive officers received an increase in base salary.

Required Vote

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. The say-on-pay vote is advisory, and therefore, not binding on the Board or the Compensation Committee. While the vote is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue, and will consider the outcome of the vote and those opinions when making future compensation decisions.

Recommendation

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY (NON-BINDING) RESOLUTION INDICATING THE APPROVAL OF

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

As part of the Board’s commitment to excellence in corporate governance, and as required by Section 14A(a)(2) of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board is providing our stockholders with an opportunity to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. In this Proposal No. 4, we are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every year. We believe that it is important to give our stockholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, the Board believes that our stockholders should have the opportunity to voice their approval or disapproval of our executive compensation each year. The Board believes that annual votes will facilitate the highest level of accountability to and communication with our stockholders. Further, an annual vote clearly ties the advisory vote on executive compensation to the current year’s compensation disclosure and avoids the potential for confusion that exists with a biennial or triennial vote as to which year stockholders are being asked to evaluate and vote on.

Required Vote

The approval of the advisory vote on the frequency of future stockholder advisory votes on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. If none of the frequency alternatives (one year, two years or three years) receives a majority of the shares present or represented by proxy and entitled to vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. The frequency vote is advisory, and therefore, not binding on the Board or the Compensation Committee. While the vote is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue, and will consider the outcome of the vote and those opinions when determining the frequency with which advisory votes on executive compensation should be held.

Recommendation

For the reasons discussed above, the Board recommends that future say-on-pay advisory votes occur every year. Stockholders are not voting to approve or disapprove the Board’s recommendation, but rather to indicate their choice among these frequency options. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, or three years, or abstain.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

ELECT TO HAVE VOTES ON EXECUTIVE COMPENSATION

EVERY “ONE YEAR” FOR THE REASONS STATED ABOVE.

DIRECTOR COMPENSATION

The compensation program for our non-employee directors is intended to fairly compensate them for the time and effort required of a director given the size and complexity of the Company’s operations. Portions of the compensation program utilize our stock in order to further align the interests of the directors with all other stockholders of the Company and to motivate the directors to focus on the long-term financial interest of the Company.

Non-employee members of the Board receive a combination of cash and stock-based incentive compensation. Directors who are Company employees are not paid any fees for serving on the Board or for attending Board meetings.

Cash Compensation

Each non-employee director receives an annual retainer of $30,000, payable quarterly in advance, and meeting fees of $1,500 for each Board meeting, $2,500 for each Compensation Committee or Audit Committee meeting, and $1,500 for each Nominating Committee or Search Committee meeting attended; provided if more than one meeting (Board or committee) is held and attended on the same date, maximum meeting fees are $4,000. In fiscal 2011, in light of the Company’s financial condition, upon the request of management, the Board agreed to a ten percent (10%) reduction in the non-employee director retainer for the fourth quarter of fiscal 2011 through the end of fiscal 2012.

In addition, the following committee chairs receive additional annual retainers, as follows: (i) Audit Committee, $15,000; and (ii) Compensation Committee, $7,500. Board members are also entitled to reimbursement of reasonable travel expenses from outside the greater Los Angeles area, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings.

Equity Compensation

Each non-employee director receives an annual grant of restricted stock under the Omnibus Plan having a value equal to $40,000, each such grant to vest over three years in equal annual installments, subject to the non-employee director’s continued service to the Company through each vesting date. The annual grant of restricted stock is generally made on the date on which the Company holds its annual meeting of stockholders or such other date as the Board may determine. The number of shares of Common Stock to be received in the grant of restricted stock is based on the closing price per share of our Common Stock on the date such grant is made.

Stock Ownership Guidelines

Under the Stock Ownership Guidelines adopted by the Board, non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least three (3) times the amount of the non-employee director annual stock-based award, as the same may be adjusted from time to time, under the Omnibus Plan. Stock that counts toward satisfaction of these guidelines includes: (i) shares of Common Stock owned outright by the non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (ii) restricted stock or restricted stock units (whether or not the restrictions have lapsed); (iii) ESOP shares; and (iv) shares of Common Stock held in trust for the benefit of the non-employee director or his or her family.

Until the applicable guideline is achieved, each non-employee director is required to retain all “profit shares,” which are those shares remaining after payment of taxes on earned equity awards under the Omnibus Plan, such as shares granted pursuant to the exercise of vested options and restricted stock that has vested. Non-employee directors are expected to continuously own sufficient shares to meet these guidelines once attained.

Director Compensation Table

The following table shows fiscal 2011 non-employee director compensation:

Director(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Guenter W. Berger(4)(6)	45,000	3,962	6,715	55,676
Jeanne Farmer Grossman(5)(6)	67,000	3,962	380	71,342
Martin A. Lynch(6)(7)	62,000	3,962	853	66,814
Thomas A. Maloof(5)(6)(7)(8)	82,500	3,962	853	87,314
James J. McGarry(5)(6)	67,000	3,962	853	71,814
John H. Merrell(5)(6)(7)(9)	94,500	3,962	853	99,314

(1)	Mr. Laverty, the Company’s former President and Chief Executive Officer, is not included in this table since he received no compensation for his service as a director in fiscal 2011. Mr. Wahba, the Company’s current Interim Co-Chief Executive Officer, Treasurer and Chief Financial Officer, is not included in this table since he did not serve as a director in fiscal 2011.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Each non-employee director received a grant on December 9, 2010 of 2,219 shares of restricted stock, which generally vest over three years in equal annual installments, with a grant date fair value under FASB ASC Topic 718 of $18.03 per share, based on the closing price of our Common Stock on that date of $18.03. The aggregate number of restricted stock awards outstanding at June 30, 2011 for each non-employee director shown in the table above is 4,135, with the exception of Ms. Grossman who was elected to the Board at the 2009 Annual Meeting and has an aggregate of 3,668 shares of restricted stock. Mr. Maloof is expected to forfeit 2,204 shares of restricted stock upon his ceasing to serve on the Board of Directors beyond the Annual Meeting.

(3)	Includes cash dividends on restricted stock ($853) for all directors other than Ms. Grossman ($380).

(4)	All Other Compensation for Mr. Berger includes life insurance premiums ($3,956) and economic benefit of life insurance policy ($1,906).

(5)	Member, Compensation Committee.

(6)	Member, Nominating Committee. Mr. Berger was appointed to the Nominating Committee in May 2011.

(7)	Member, Audit Committee.

(8)	Compensation Committee Chairman.

(9)	Audit Committee Chairman.

Director Indemnification

Under Farmer Bros.’ Certificate of Incorporation and By-Laws, the directors are entitled to indemnification from Farmer Bros. to the fullest extent permitted by Delaware corporate law. Following approval by the Compensation Committee and review by independent counsel on behalf of the Compensation Committee, the Board of Directors has approved a form of Indemnification Agreement (“Indemnification Agreement”) to be entered into between the Company and its directors and officers. The Company’s Board of Directors may from time to time authorize the Company to enter into additional indemnification agreements with future directors and officers of the Company.

The Indemnification Agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The Indemnification Agreements also provide that, in the event of a Potential Change in Control (as defined in the Indemnification Agreements), the Company will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or By-Laws of the Company, or the Delaware General Corporation Law.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Under the Company’s written Policies and Procedures for the Review, Approval or Ratification of Related Person Transactions, a related person transaction may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, nominee for director or executive officer of the Company; (ii) any person who is known to be the beneficial owner of more than five percent (5%) of any class of the Company’s voting securities; and (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons. For purposes of the policy, a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, specifically including indebtedness and guarantees of indebtedness, between the Company and any of the foregoing persons since the beginning of the Company’s last fiscal year, or any currently proposed transaction in which the Company was or is to be a participant or a party, in which the amount involved exceeds $120,000, and in which any of the foregoing persons had or will have a direct or indirect material interest.

Under the policy, upon referral by the Chief Compliance Officer or Secretary of the Company, any proposed related person transaction will be reviewed by the Audit Committee for approval or disapproval based on the following:

•

The materiality of the related person’s interest, including the relationship of the related person to the Company, the nature and importance of the interest to the related person, the amount involved in the transaction, whether the transaction has the potential to present a conflict of interest, whether there are business reasons for the Company to enter the transaction, and whether the transaction would impair the independence of any independent director;

•	Whether the terms of the transaction, in the aggregate, are comparable to those that would have been reached by unrelated parties in an arm’s length transaction;

•

The availability of alternative transactions, including whether there is another person or entity that could accomplish the same purposes as the transaction and, if alternative transactions are available, there must be a clear and articulable reason for the transaction with the related person;

•

Whether the transaction is proposed to be undertaken in the ordinary course of the Company’s business, on the same terms that the Company offers generally in transactions with persons who are not related persons; and

•	Such additional factors as the Audit Committee determines relevant.

The Audit committee may impose conditions or guidelines on any related person transaction, including, but not limited to: (i) conditions relating to on-going reporting to the Audit Committee and other internal reporting; (ii) limitations on the amount involved in the transaction; (iii) limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and (iv) other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

The Audit Committee will direct the Company’s executive officers to disclose all related person transactions approved by the Audit Committee to the extent required under applicable accounting rules, Federal securities laws, SEC rules and regulations, and Nasdaq rules.

Related Person Transactions

Since the beginning of fiscal 2011, related person transactions reviewed and approved by the Audit Committee include the following:

John M. Anglin, the Company’s Secretary, is a Partner in the law firm of AFRCT, which provides legal services to the Company. During fiscal 2011, we paid AFRCT $523,010 for such services. We expect to continue to engage AFRCT to perform legal services in fiscal 2012.

The son of Carol Farmer Waite, the beneficial owner of more than five percent (5%) of the Company’s voting securities, is a non-executive employee of the Company acting as Vice President of Green Coffee. Mr. Waite’s fiscal 2011 compensation (including salary, stock based compensation, dividends payable on restricted stock, life insurance premium and ESOP allocation) was $162,195. Additionally, Mr. Waite’s fiscal 2012 compensation is expected to exceed $120,000.

In August 2010, the Audit Committee approved a relocation payment to Drew H. Webb, our former Executive Vice President of Sales and Marketing, in the amount of $250,000, less $32,500 in rent and travel expenses previously paid by the Company during fiscal 2010.

AUDIT MATTERS

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended June 30, 2011.

The Audit Committee has also discussed with EY the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the SEC.

Audit Committee of the Board of Directors

John H. Merrell, Chairman

Martin A. Lynch

Thomas A. Maloof

Independent Registered Public Accountants

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has pre-approved all audit and permissible non-audit services provided by EY in accordance with the pre-approval policies and procedures described below.

The following table sets forth the aggregate fees billed by EY for fiscal 2011 and fiscal 2010 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

Type of Fees	2011	2010
Audit Fees	$507,000	$540,000
Audit-Related Fees	—	—
Tax Fees	70,110	160,560
All Other Fees	—	—

Total Fees	$577,110	$700,560

Audit Fees

In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees that the Company paid to EY for the audit of the Company’s annual consolidated financial statements included in the Form 10-K and review of financial statements included in the Form 10-Q’s; for the audit of the Company’s internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” are fees for assurance and related services and various filings that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the Company in its compliance under Section 303 of the Sarbanes-Oxley Act of 2002 and related regulations. There were no such fees in fiscal 2011 or fiscal 2010.

Tax Fees

“Tax Fees” are fees for tax compliance, tax advice and tax planning, including state tax representation and miscellaneous consulting on federal and state taxation matters. All Tax Fees in the last two fiscal years were related to tax compliance (review and preparation of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and tax advice (tax expense deductions).

All Other Fees

“All Other Fees” are fees for any services not included in the first three categories. There were no such fees in fiscal 2011 or fiscal 2010.

Pre-Approval of Audit and Non-Audit Services

Under the Farmer Bros. Co. Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor and the projected fees for audit services for the current fiscal year. The Audit Committee is also asked to provide general pre-approval for certain audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current fiscal year consistent with the SEC’s rules on auditor independence. If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. Pre-approval of any engagement by the Audit Committee is required before the independent auditor may commence any engagement.

In fiscal 2011, there were no fees paid to EY under a de minimis exception to the rules that waive pre-approval for certain non-audit services.

OTHER MATTERS

Annual Report and Form 10-K

The 2011 Annual Report to Stockholders (which includes the Company’s Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2011) accompanies this Proxy Statement. The 2011 Annual Report is neither incorporated by reference in this Proxy Statement nor part of the proxy soliciting material. Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC, including the financial statements thereto, without the accompanying exhibits, by writing to: Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, Attention: Chief Financial Officer. The Company’s Form 10-K is also available online at the Company’s website, www.farmerbros.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment of the Company’s reasonable expenses in furnishing them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on the Company’s review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the fiscal year ended June 30, 2011, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and form of proxy for consideration at the Company’s 2012 annual meeting of stockholders. To be eligible for inclusion in the Company’s 2012 proxy statement, stockholder proposals must be received by the Company at its principal executive offices no later than June 30, 2012, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to the Company’s By-Laws

The Company’s By-Laws contain an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, including nominations, and not included in the Company’s proxy statement. A stockholder who desires to nominate a director or bring any other business before the stockholders at the 2012 Annual Meeting must notify the Company in writing, must cause such notice to be delivered to or received by the Secretary of the Company no earlier than August 10, 2012, and no later than September 9, 2012, and must comply with the other By-Law provisions summarized below; provided, however, that in the event that the 2011 Annual Meeting is called for a date that is not within thirty (30) days before or after December 8, 2011, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the 2012 Annual Meeting was mailed or such public disclosure of the date of the 2012 Annual Meeting was made, whichever first occurs.

The By-Laws provide that nominations may be made by the Board, by a committee appointed by the Board or any stockholder entitled to vote in the election of directors generally. Stockholders must provide actual written notice of their intent to make nomination(s) to the Secretary of the Company within the timeframes described above. Each such notice must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and (b) as to the stockholder giving notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The notice given by a stockholder regarding other business to be brought before an annual meeting of stockholders must be provided within the timeframes described above and set forth (a) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (b) the name and record address of such stockholder, (c) the class and number of shares of stock of the Company which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other persons (including their names) in connection with the proposal and any material interest of such stockholder in such business, and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

You may write to the Secretary of the Company at the Company’s principal executive offices, 20333 South Normandie Avenue, Torrance, California 90502, to deliver the notices discussed above and for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials and annual report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, Attention: Chief Financial Officer, or contact the Company’s Chief Financial Officer by telephone at (310) 787-5200, and the Company will deliver a separate copy of the annual report or proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

By Order of the Board of Directors

October 28, 2011	John M. Anglin Secretary

FARMER BROS. CO.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 8, 2011 10:00 a.m.

FARMER BROS. CO. PRINCIPAL EXECUTIVE OFFICES 20333 South Normandie Avenue Torrance, CA 90502

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 8, 2011

The Company’s Proxy Statement and 2011 Annual Report on Form 10-K are available at: http://proxy.farmerbros.com.

Farmer Bros. Co.

20333 South Normandie Avenue

Torrance, CA 90502 Proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON DECEMBER 8, 2011.

The undersigned stockholder of Farmer Bros. Co., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated October 28, 2011, and hereby constitutes and appoints Jeffrey A. Wahba and Patrick G. Criteser or either of them acting singly in the absence of the other, with a power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of the Company held by the undersigned at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company located at 20333 South Normandie Avenue, Torrance, California 90502, at 10:00 a.m., Pacific Standard Time and at any continuation, postponement or adjournment thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” Guenter W. Berger and makes no recommendation regarding Hamideh Assadi

01. Election of two Class II directors for a three-year term expiring at the 2014 Annual Meeting of Stockholders:

Guenter W. Berger

Hamideh Assadi

FOR

FOR

WITHHELD

WITHHELD

Please fold here – Do not separate

The Board of Directors recommends a vote “FOR” Proposals 2 and 3 and the “1 YEAR” option of Proposal 4.

02. Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

3. Advisory vote on executive compensation.

4. Advisory vote on the frequency of the advisory vote on executive compensation.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

For Against Abstain

For Against Abstain

3 Years 2 Years 1 Year Abstain

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Guenter W. Berger and, assuming she is validly nominated at the Annual Meeting, WITHHELD for Hamideh Assadi, and FOR Proposals 2 and 3 and the 1 YEAR option of Proposal 4, and in accordance with the discretion of the persons appointed as proxies on such other matters as may properly come before the Annual Meeting, including any continuation, postponement or adjournment thereof, and any other matters incident to the conduct of the Annual Meeting. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in the accompanying Proxy Statement. In addition, no stockholder proposal was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting. If any nominee should become unavailable for election prior to the Annual Meeting, or if Hamideh Assadi is not validly nominated at the Annual Meeting, events that currently are not anticipated by the Board of Directors, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors.

If you plan to attend the Annual Meeting in person, you can obtain directions to the Company’s principal executive offices at http://proxy.farmerbros.com.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.